SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13D/A

Under the Securities Exchange Act of 1934
(Amendment No. 9)*

BlackBerry Limited

(Name of Issuer)

Common Stock

(Title of Class of Securities)

09228F103

(CUSIP Number)

Peter Clarke

Vice President and Chief Operating Officer

Fairfax Financial Holdings Limited

95 Wellington Street West, Suite 800

Toronto, Ontario, Canada, M5J 2N7

Telephone: (416) 367-4941

(Name, Address and Telephone Number of Person
Authorized to Receive Notices and Communications)

- With a copy to -

Jason R. Lehner

Sean J. Skiffington

Shearman & Sterling LLP

Commerce Court West

199 Bay Street, Suite 4405

Toronto, Ontario M5L 1E8

Telephone (416) 360-8484

September 1, 2020

(Date of Event Which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of §§ 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box ☐.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 09228F103

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) V. PREM WATSA

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization CANADIAN

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 101,853,700

	9	Sole Dispositive Power

	10	Shared Dispositive Power 101,853,700

11	Aggregate Amount Beneficially Owned by Each Reporting Person 101,853,700

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 16.7%

14	Type of Reporting Person IN

CUSIP No. 09228F103

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) THE SECOND 810 HOLDCO LTD.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization CANADA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 101,853,700

	9	Sole Dispositive Power

	10	Shared Dispositive Power 101,853,700

11	Aggregate Amount Beneficially Owned by Each Reporting Person 101,853,700

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 16.7%

14	Type of Reporting Person CO

CUSIP No. 09228F103

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) THE SECOND 1109 HOLDCO LTD.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization CANADA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 101,724,700

	9	Sole Dispositive Power

	10	Shared Dispositive Power 101,724,700

11	Aggregate Amount Beneficially Owned by Each Reporting Person 101,724,700

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 16.7%

14	Type of Reporting Person CO

CUSIP No. 09228F103

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) THE SIXTY TWO INVESTMENT COMPANY LIMITED

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization BRITISH COLUMBIA, CANADA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 101,724,700

	9	Sole Dispositive Power

	10	Shared Dispositive Power 101,724,700

11	Aggregate Amount Beneficially Owned by Each Reporting Person 101,724,700

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 16.7%

14	Type of Reporting Person CO

CUSIP No. 09228F103

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) 12002574 CANADA INC.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization CANADA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 101,724,700

	9	Sole Dispositive Power

	10	Shared Dispositive Power 101,724,700

11	Aggregate Amount Beneficially Owned by Each Reporting Person 101,724,700

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 16.7%

14	Type of Reporting Person CO

CUSIP No. 09228F103

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) FAIRFAX FINANCIAL HOLDINGS LIMITED

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization CANADA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 101,724,700

	9	Sole Dispositive Power

	10	Shared Dispositive Power 101,724,700

11	Aggregate Amount Beneficially Owned by Each Reporting Person 101,724,700

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 16.7%

14	Type of Reporting Person CO

CUSIP No. 09228F103

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) FFHL GROUP LTD.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization CANADA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 89,677,612

	9	Sole Dispositive Power

	10	Shared Dispositive Power 89,677,612

11	Aggregate Amount Beneficially Owned by Each Reporting Person 89,677,612

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 14.7%

14	Type of Reporting Person CO

CUSIP No. 09228F103

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) RIVERSTONE (BARBADOS) LTD.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization BARBADOS

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 6,791,844

	9	Sole Dispositive Power

	10	Shared Dispositive Power 6,791,844

11	Aggregate Amount Beneficially Owned by Each Reporting Person 6,791,844

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 1.1%

14	Type of Reporting Person CO

CUSIP No. 09228F103

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) TIG INSURANCE (BARBADOS) LIMITED

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization BARBADOS

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 3,685,000

	9	Sole Dispositive Power

	10	Shared Dispositive Power 3,685,000

11	Aggregate Amount Beneficially Owned by Each Reporting Person 3,685,000

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 0.6%

14	Type of Reporting Person CO

CUSIP No. 09228F103

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) RIVERSTONE HOLDINGS LIMITED

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization UNITED KINGDOM

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 3,106,844

	9	Sole Dispositive Power

	10	Shared Dispositive Power 3,106,844

11	Aggregate Amount Beneficially Owned by Each Reporting Person 3,106,844

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 0.5%

14	Type of Reporting Person CO

CUSIP No. 09228F103

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) RIVERSTONE INSURANCE (UK) LIMITED

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization UNITED KINGDOM

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 3,106,844

	9	Sole Dispositive Power

	10	Shared Dispositive Power 3,106,844

11	Aggregate Amount Beneficially Owned by Each Reporting Person 3,106,844

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 0.5%

14	Type of Reporting Person CO

CUSIP No. 09228F103

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) FAIRFAX (US) INC.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization DELAWARE

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 63,089,945

	9	Sole Dispositive Power

	10	Shared Dispositive Power 63,089,945

11	Aggregate Amount Beneficially Owned by Each Reporting Person 63,089,945

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 10.3%

14	Type of Reporting Person CO

CUSIP No. 09228F103

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) RESOLUTION GROUP REINSURANCE (BARBADOS) LIMITED

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization BARBADOS

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 4,868,323

	9	Sole Dispositive Power

	10	Shared Dispositive Power 4,868,323

11	Aggregate Amount Beneficially Owned by Each Reporting Person 4,868,323

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 0.8%

14	Type of Reporting Person CO

CUSIP No. 09228F103

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) ODYSSEY US HOLDINGS INC

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization DELAWARE

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 42,418,165

	9	Sole Dispositive Power

	10	Shared Dispositive Power 42,418,165

11	Aggregate Amount Beneficially Owned by Each Reporting Person 42,418,165

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 6.9%

14	Type of Reporting Person CO

CUSIP No. 09228F103

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) ODYSSEY GROUP HOLDINGS, INC.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization DELAWARE

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 42,418,165

	9	Sole Dispositive Power

	10	Shared Dispositive Power 42,418,165

11	Aggregate Amount Beneficially Owned by Each Reporting Person 42,418,165

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 6.9%

14	Type of Reporting Person CO

CUSIP No. 09228F103

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) ODYSSEY REINSURANCE COMPANY

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization CONNECTICUT

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 30,862,445

	9	Sole Dispositive Power

	10	Shared Dispositive Power 30,862,445

11	Aggregate Amount Beneficially Owned by Each Reporting Person 30,862,445

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 5.1%

14	Type of Reporting Person CO

CUSIP No. 09228F103

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) HUDSON INSURANCE COMPANY

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization DELAWARE

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 1,852,400

	9	Sole Dispositive Power

	10	Shared Dispositive Power 1,852,400

11	Aggregate Amount Beneficially Owned by Each Reporting Person 1,852,400

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 0.3%

14	Type of Reporting Person CO

CUSIP No. 09228F103

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) GREYSTONE INSURANCE COMPANY

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization CONNECTICUT

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 8,350,991

	9	Sole Dispositive Power

	10	Shared Dispositive Power 8,350,991

11	Aggregate Amount Beneficially Owned by Each Reporting Person 8,350,991

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 1.4%

14	Type of Reporting Person CO

CUSIP No. 09228F103

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) CRUM & FORSTER HOLDINGS CORP.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization DELAWARE

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 15,511,793

	9	Sole Dispositive Power

	10	Shared Dispositive Power 15,511,793

11	Aggregate Amount Beneficially Owned by Each Reporting Person 15,511,793

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 2.5%

14	Type of Reporting Person CO

CUSIP No. 09228F103

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) UNITED STATES FIRE INSURANCE COMPANY

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization DELAWARE

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 15,511,793

	9	Sole Dispositive Power

	10	Shared Dispositive Power 15,511,793

11	Aggregate Amount Beneficially Owned by Each Reporting Person 15,511,793

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 2.5%

14	Type of Reporting Person CO

CUSIP No. 09228F103

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) THE NORTH RIVER INSURANCE COMPANY

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization NEW JERSEY

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 4,345,000

	9	Sole Dispositive Power

	10	Shared Dispositive Power 4,345,000

11	Aggregate Amount Beneficially Owned by Each Reporting Person 4,345,000

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 0.7%

14	Type of Reporting Person CO

CUSIP No. 09228F103

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) CONNEMARA REINSURANCE COMPANY LTD.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization BARBADOS

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 160,050

	9	Sole Dispositive Power

	10	Shared Dispositive Power 160,050

11	Aggregate Amount Beneficially Owned by Each Reporting Person 160,050

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 0.0%

14	Type of Reporting Person CO

CUSIP No. 09228F103

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) NORTHBRIDGE FINANCIAL CORPORATION

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization CANADA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 13,422,500

	9	Sole Dispositive Power

	10	Shared Dispositive Power 13,422,500

11	Aggregate Amount Beneficially Owned by Each Reporting Person 13,422,500

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 2.2%

14	Type of Reporting Person CO

CUSIP No. 09228F103

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) FEDERATED INSURANCE COMPANY OF CANADA

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization CANADA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 2,051,800

	9	Sole Dispositive Power

	10	Shared Dispositive Power 2,051,800

11	Aggregate Amount Beneficially Owned by Each Reporting Person 2,051,800

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 0.3%

14	Type of Reporting Person CO

CUSIP No. 09228F103

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) NORTHBRIDGE GENERAL INSURANCE CORPORATION

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization CANADA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 10,347,100

	9	Sole Dispositive Power

	10	Shared Dispositive Power 10,347,100

11	Aggregate Amount Beneficially Owned by Each Reporting Person 10,347,100

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 1.7%

14	Type of Reporting Person CO

CUSIP No. 09228F103

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) VERASSURE INSURANCE COMPANY

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization CANADA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 1,205,600

	9	Sole Dispositive Power

	10	Shared Dispositive Power 1,205,600

11	Aggregate Amount Beneficially Owned by Each Reporting Person 1,205,600

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 0.2%

14	Type of Reporting Person CO

CUSIP No. 09228F103

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) ZENITH INSURANCE COMPANY

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization CANADA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 297,700

	9	Sole Dispositive Power

	10	Shared Dispositive Power 297,700

11	Aggregate Amount Beneficially Owned by Each Reporting Person 297,700

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 0.0%

14	Type of Reporting Person CO

CUSIP No. 09228F103

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) CRC REINSURANCE LIMITED

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization BARBADOS

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 1,673,320

	9	Sole Dispositive Power

	10	Shared Dispositive Power 1,673,320

11	Aggregate Amount Beneficially Owned by Each Reporting Person 1,673,320

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 0.3%

14	Type of Reporting Person CO

CUSIP No. 09228F103

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) 1102952 B.C. UNLIMITED LIABILITY COMPANY

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization BRITISH COLUMBIA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 8,127,768

	9	Sole Dispositive Power

	10	Shared Dispositive Power 8,127,768

11	Aggregate Amount Beneficially Owned by Each Reporting Person 8,127,768

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 1.3%

14	Type of Reporting Person CO

CUSIP No. 09228F103

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization BERMUDA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 8,127,768

	9	Sole Dispositive Power

	10	Shared Dispositive Power 8,127,768

11	Aggregate Amount Beneficially Owned by Each Reporting Person 8,127,768

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 1.3%

14	Type of Reporting Person CO

CUSIP No. 09228F103

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) ALLIED WORLD ASSURANCE COMPANY HOLDINGS I, LTD

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization BERMUDA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 8,127,768

	9	Sole Dispositive Power

	10	Shared Dispositive Power 8,127,768

11	Aggregate Amount Beneficially Owned by Each Reporting Person 8,127,768

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 1.3%

14	Type of Reporting Person CO

CUSIP No. 09228F103

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) ALLIED WORLD ASSURANCE COMPANY, LTD

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization BERMUDA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 8,127,768

	9	Sole Dispositive Power

	10	Shared Dispositive Power 8,127,768

11	Aggregate Amount Beneficially Owned by Each Reporting Person 8,127,768

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 1.3%

14	Type of Reporting Person CO

CUSIP No. 09228F103

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) ALLIED WORLD ASSURANCE HOLDINGS (IRELAND) LTD

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization BERMUDA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 5,227,768

	9	Sole Dispositive Power

	10	Shared Dispositive Power 5,227,768

11	Aggregate Amount Beneficially Owned by Each Reporting Person 5,227,768

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 0.9%

14	Type of Reporting Person CO

CUSIP No. 09228F103

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) ALLIED WORLD ASSURANCE HOLDINGS (U.S.) INC.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization DELAWARE

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 5,227,768

	9	Sole Dispositive Power

	10	Shared Dispositive Power 5,227,768

11	Aggregate Amount Beneficially Owned by Each Reporting Person 5,227,768

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 0.9%

14	Type of Reporting Person CO

CUSIP No. 09228F103

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) ALLIED WORLD INSURANCE COMPANY

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization NEW HAMPSHIRE

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 5,227,768

	9	Sole Dispositive Power

	10	Shared Dispositive Power 5,227,768

11	Aggregate Amount Beneficially Owned by Each Reporting Person 5,227,768

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 0.9%

14	Type of Reporting Person CO

CUSIP No. 09228F103

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) AW UNDERWRITERS INC.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization DELAWARE

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 3,536,078

	9	Sole Dispositive Power

	10	Shared Dispositive Power 3,536,078

11	Aggregate Amount Beneficially Owned by Each Reporting Person 3,536,078

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 0.6%

14	Type of Reporting Person CO

CUSIP No. 09228F103

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) ALLIED WORLD SPECIALTY INSURANCE COMPANY

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization DELAWARE

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 3,536,078

	9	Sole Dispositive Power

	10	Shared Dispositive Power 3,536,078

11	Aggregate Amount Beneficially Owned by Each Reporting Person 3,536,078

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 0.6%

14	Type of Reporting Person CO

CUSIP No. 09228F103

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) NEWLINE HOLDINGS UK LIMITED

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization UNITED KINGDOM

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 1,634,457

	9	Sole Dispositive Power

	10	Shared Dispositive Power 1,634,457

11	Aggregate Amount Beneficially Owned by Each Reporting Person 1,634,457

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 0.3%

14	Type of Reporting Person CO

CUSIP No. 09228F103

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) NEWLINE CORPORATE NAME LIMITED

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization UNITED KINGDOM

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 1,531,577

	9	Sole Dispositive Power

	10	Shared Dispositive Power 1,531,577

11	Aggregate Amount Beneficially Owned by Each Reporting Person 1,531,577

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 0.3%

14	Type of Reporting Person CO

CUSIP No. 09228F103

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) NEWLINE INSURANCE COMPANY LIMITED

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization UNITED KINGDOM

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 102,880

	9	Sole Dispositive Power

	10	Shared Dispositive Power 102,880

11	Aggregate Amount Beneficially Owned by Each Reporting Person 102,880

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 0.0%

14	Type of Reporting Person CO

CUSIP No. 09228F103

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) BRIT LIMITED

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization ENGLAND AND WALES

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 6,373,323

	9	Sole Dispositive Power

	10	Shared Dispositive Power 6,373,323

11	Aggregate Amount Beneficially Owned by Each Reporting Person 6,373,323

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 1.0%

14	Type of Reporting Person CO

CUSIP No. 09228F103

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) BRIT INSURANCE HOLDINGS LIMITED

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization ENGLAND AND WALES

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 6,373,323

	9	Sole Dispositive Power

	10	Shared Dispositive Power 6,373,323

11	Aggregate Amount Beneficially Owned by Each Reporting Person 6,373,323

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 1.0%

14	Type of Reporting Person CO

CUSIP No. 09228F103

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) BRIT UW LIMITED

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization ENGLAND AND WALES

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 2,555,190

	9	Sole Dispositive Power

	10	Shared Dispositive Power 2,555,190

11	Aggregate Amount Beneficially Owned by Each Reporting Person 2,555,190

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 0.4%

14	Type of Reporting Person CO

CUSIP No. 09228F103

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) BRIT REINSURANCE (BERMUDA) LIMITED

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization BERMUDA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 3,818,133

	9	Sole Dispositive Power

	10	Shared Dispositive Power 3,818,133

11	Aggregate Amount Beneficially Owned by Each Reporting Person 3,818,133

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 0.6%

14	Type of Reporting Person CO

Explanatory note

Pursuant to Rule 13d-2 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), this Amendment No. 9 to Schedule 13D (this “Amendment No. 9”) amends the Schedule 13D originally filed with the United States Securities and Exchange Commission (the “SEC”) on July 23, 2012 by V. Prem Watsa, 1109519 Ontario Limited, The Sixty Two Investment Company Limited, 810679 Ontario Limited, Fairfax Financial Holdings Limited, United States Fire Insurance Company, TIG Insurance Company, General Fidelity Insurance Company, Northbridge Commercial Insurance Corporation (formerly Markel Insurance Company of Canada), Odyssey Reinsurance Company, Zenith Insurance Company, Northbridge General Insurance Corporation (formerly Lombard General Insurance Company of Canada), Federated Insurance Company of Canada, Northbridge Indemnity Insurance Corporation (formerly Commonwealth Insurance Company), Northbridge Personal Insurance Corporation (formerly Lombard Insurance Company), Clearwater Insurance Company, Zenith Insurance Company and Advent Underwriting Limited, as amended by Amendment No. 1 to Schedule 13D on September 23, 2013, Amendment No. 2 on November 7, 2013, Amendment No. 3 on November 8, 2013, Amendment No. 4 on November 15, 2013, Amendment No. 5 on January 10, 2014, Amendment No. 6 on January 17, 2014, Amendment No. 7 on February 24, 2014 and Amendment No.8 on September 7, 2016 (as amended, the “Original Schedule 13D”, and, together with Amendment No. 2, Amendment No. 3, Amendment No. 4, Amendment No. 5, Amendment No. 6, Amendment No. 7, Amendment No. 8 and this Amendment No. 9, the “Schedule 13D”).

The following amendments to Items 2, 3, 4, 5, 6 and 7 of the Schedule 13D are hereby made:

Item 2.                   Identity and Background.

Item 2 of the Schedule 13D is hereby amended and restated in its entirety to read as follows:

This statement is being jointly filed by the following persons (collectively, the “Reporting Persons”):

1.                                      V. Prem Watsa, an individual, is a citizen of Canada and is the Chairman and Chief Executive Officer of Fairfax Financial Holdings Limited.  Mr. Watsa’s business address is 95 Wellington Street West, Suite 800, Toronto, Ontario, Canada, M5J 2N7;

2.                                      The Second 810 Holdco Ltd. (“810 Holdco”), a corporation incorporated under the laws of Canada, is controlled by V. Prem Watsa. The principal business of 810 Holdco is an investment holding company. The principal business and principal office address of 810 Holdco is 95 Wellington Street West, Suite 800, Toronto, Ontario, M5J 2N7;

3.                                      The Second 1109 Holdco Ltd. (“Holdco”), a corporation incorporated under the laws of Canada, is controlled by V. Prem Watsa. The principal business of Holdco is as an investment holding company. The principal business address and principal office address of Holdco is 95 Wellington Street West, Suite 800, Toronto, Ontario M5J 2N7;

4.                                      The Sixty Two Investment Company Limited (“Sixty Two”), a corporation incorporated under the laws of British Columbia, is controlled by V. Prem Watsa.  Sixty Two is an investment holding company.  The principal business and principal office address of Sixty Two is 1600 Cathedral Place, 925 West Georgia St., Vancouver, British Columbia, Canada, V6C 3L2;

5.                                      12002574 Canada Inc. (“12002574”), a corporation incorporated under the laws of Canada, is controlled by V. Prem Watsa. The principal business of 12002574 is an AS investment holding company. The principal business and principal office address of 12002574 is 95 Wellington Street West, Suite 800, Toronto, Ontario, M5J 2N7;

6.                                      Fairfax Financial Holdings Limited (“Fairfax”, together with its subsidiaries, the “Fairfax Group of Companies”), a corporation incorporated under the laws of Canada, is controlled by V. Prem Watsa.  Fairfax is a holding company.  The principal business and principal office address of Fairfax is 95 Wellington Street West, Suite 800, Toronto, Ontario, Canada, M5J 2N7;

7.                                      FFHL Group Ltd. (“FFHL”), a corporation incorporated under the laws of Canada, is a wholly-owned subsidiary of Fairfax.  FFHL is a holding company.  The principal business and principal office address of FFHL is 95 Wellington Street West, Suite 800, Toronto, Ontario, Canada, M5J 2N7;

8.                                      Riverstone (Barbados) Ltd. (“Riverstone Barbados”), a corporation incorporated under the laws of Barbados, is an investment holding company. The principal business address and principal office of Riverstone Barbados is #12 Pine Commercial, The Pine, St. Michael, BB11103, Barbados;

9.                                      TIG Insurance (Barbados) Limited (“TIG Insurance”), a corporation incorporated under the laws of Barbados, is a run off reinsurance company. The principal business address and principal office of TIG Insurance is 12 Pine Commercial, The Pine, St. Michael, BB11103, Barbados;

10.                               RiverStone Holdings Limited (“RiverStone Holdings”), a company incorporated under the laws of United Kingdom, is a wholly-owned subsidiary of Riverstone (Barbados) Ltd.  RiverStone Holdings is a holding company.  The principal business address and principal office address of RiverStone Holdings is 161-163 Preston Road, Brighton, East Sussex, BN1 6AU, United Kingdom;

11.                               RiverStone Insurance (UK) Limited (“RiverStone”), a company incorporated under the laws of United Kingdom, is a wholly-owned subsidiary of Riverstone Holdings Limited.  The principal business of RiverStone is an insurance and reinsurance company.  The principal business address and principal office address of RiverStone is 161-163 Preston Road, East Sussex, BN1 6AU, United Kingdom;

12.                               Fairfax (US) Inc. (“Fairfax US”), a corporation incorporated under the laws of Delaware, is a wholly-owned subsidiary of Fairfax.  Fairfax US is a holding company. The principal business and principal office address of Fairfax US is 2850 Lake Vista Drive, Suite 150, Lewisville, Texas 75067;

13.                               Resolution Group Reinsurance (Barbados) Limited (“Resolution”), a corporation incorporated under the laws of Barbados, is a wholly-owned subsidiary of Fairfax. Resolution is a reinsurance company. The principal business address and principal office address of Resolution is 12 Pine Commercial, The Pine, St. Michael, BB11103, Barbados.

14.                               Odyssey US Holdings Inc. (“Odyssey”), a corporation incorporated under the laws of Delaware, is a wholly-owned subsidiary of Fairfax.  Odyssey is a holding company.  The principal business and principal office address of Odyssey is 1209 Orange Street, Wilmington, Delaware, 19801;

15.                               Odyssey Group Holdings, Inc. (formerly known as Odyssey Re Holdings Corp.) (“Odyssey Group”), a corporation incorporated under the laws of Delaware, is a wholly-owned subsidiary of Fairfax.  Odyssey Group is a holding company.  The principal business and principal office address of Odyssey Group is 300 First Stamford Place, Stamford, Connecticut 06902;

16.                               Odyssey Reinsurance Company (“Odyssey Reinsurance”), a corporation incorporated under the laws of Connecticut, is a wholly-owned subsidiary of Fairfax.  The principal business of Odyssey Reinsurance is reinsurance.  The principal business and principal office address of Odyssey Reinsurance is 300 First Stamford Place, Stamford, Connecticut 06902;

17.                               Hudson Insurance Company (“Hudson”), a corporation incorporated under the laws of Delaware, is a wholly-owned subsidiary of Fairfax.  The principal business of Hudson is property and casualty insurance.  The principal business and principal office address of Hudson is 100 Willam St., New York, New York 10038;

18.                               Greystone Insurance Company (formerly known as Clearwater Select Insurance Company) (“Greystone”), a corporation incorporated under the laws of Connecticut, is a wholly-owned subsidiary of Fairfax.  The principal business of Greystone is reinsurance.  The principal business address and principal office address of Greystone is 300 First Stamford Place, Stamford, Connecticut 06902;

19.                               Crum & Forster Holdings Corp. (“Crum & Forster”), a corporation incorporated under the laws of Delaware, is a wholly-owned subsidiary of Fairfax.  Crum & Forster is a holding company.  The principal business and principal office address of Crum & Forster is 1209 Orange Street, Wilmington, Delaware, 19801, USA;

20.                               United States Fire Insurance Company (“US Fire”), a corporation incorporated under the laws of Delaware, is a wholly-owned subsidiary of Fairfax. The principal business of US Fire is insurance. The principal business and principal office address of US Fire is 1209 Orange Street, Wilmington, Delaware, 19801;

21.                               The North River Insurance Company (“North River”), a corporation incorporated under the laws of New Jersey, is a wholly-owned subsidiary of Fairfax. The principal business of North River is insurance. The principal business address and principal office address of North River is 305 Madison Avenue, Morristown, New Jersey 07962;

22.                               Connemara Reinsurance Company Ltd. (“Connemara”), a company incorporated under the laws of Barbados, is a wholly-owned subsidiary of Fairfax. The principal business of Connemara is reinsurance. The principal business address and principal office address of Connemara is #12 Pine Commercial, The Pine, St. Michael, BB11103, Barbados;

23.                               Northbridge Financial Corporation (“NFC”), a corporation incorporated under the laws of Canada, is a wholly-owned subsidiary of Fairfax. NFC is a holding company. The principal business address and principal office address of NFC is 105 Adelaide Street West, 7th Floor, Toronto, Ontario, Canada M5H 1P9;

24.                               Federated Insurance Company of Canada (“Federated”), a corporation incorporated under the laws of Canada, is a wholly-owned subsidiary of Fairfax. The principal business of Federated is property and casualty insurance. The principal business address and principal office address of Federated is 255 Commerce Dr., P.O. Box 5800, Winnipeg, Manitoba, Canada, R3C 3C9;

25.                               Northbridge General Insurance Corporation (“NGIC”), a corporation incorporated under the laws of Canada, is a wholly-owned subsidiary of Fairfax. The principal business of NGIC is property and casualty insurance. The principal business address and principal office address of NGIC is 105 Adelaide Street West, 7th Floor, Toronto, Ontario, Canada M5H 1P9;

26.                               Verassure Insurance Company (“Verassure”), a corporation incorporated under the laws of Canada, is a wholly-owned subsidiary of Fairfax. The principal business of Verassure is property and casualty insurance. The principal business address and principal office address of Verassure is 105 Adelaide Street West, 7th Floor, Toronto, Ontario, M5H 1P9, Canada.

27.                               Zenith Insurance Company (“Zenith”), a corporation incorporated under the laws of Canada, is a wholly-owned subsidiary of Fairfax. The principal business of Zenith is property and casualty insurance. The principal business address and principal office address of Zenith is 105 Adelaide Street West, 7th Floor, Toronto, Ontario, M5H 1P9, Canada.

28.                               CRC Reinsurance Limited (“CRC”), a corporation established under the laws of the Barbados, is a wholly-owned subsidiary of Fairfax.  The principal business of CRC is reinsurance.  The principal business address and principal office address of CRC is #12 Pine Commercial, The Pine, St Michael, Barbados, BB11103;

29.                               1102952 B.C. Unlimited Liability Company (“1102952”), a corporation incorporated under the laws of British Columbia, is a holding company. The principal business address and principal office address of 1102952 is 1600-925 West Georgia Street, Vancouver, British Columbia, V6C 3L2;

30.                               Allied World Assurance Company Holdings, Ltd (“Allied Holdings Bermuda”), a corporation existing under the laws of Bermuda, is a holding company. The principal business address and principal office address of Allied Holdings Bermuda is 27 Richmond Road, Pembroke HM 08, Bermuda;

31.                               Allied World Assurance Company Holdings I, Ltd (“Allied Holdings I Ltd”), a corporation incorporated under the laws of Bermuda, is a holding company. The principal business address and principal office address of Allied Holdings I Ltd is 27 Richmond Road, Pembroke HM 08, Bermuda;

32.                               Allied World Assurance Company, Ltd (“Allied Assurance”), a corporation incorporated under the laws of Bermuda, is an insurance company. The principal business address and principal office address of Allied Assurance is 27 Richmond Road, Pembroke HM 08, Bermuda;

33.                               Allied World Assurance Holdings (Ireland) Ltd (“Allied Ireland”), a corporation incorporated under the laws of Bermuda, is a holding company. The principal business address and principal office address of Allied Ireland is 27 Richmond Road, Pembroke HM 08, Bermuda;

34.                               Allied World Assurance Holdings (U.S.) Inc. (“Allied U.S.”), a corporation incorporated under the laws of Delaware, is a holding company. The principal business address and principal office address of Allied U.S. is 1209 Orange Street, Wilmington, Delaware, 19801;

35.                               Allied World Insurance Company (“Allied Insurance”), a corporation incorporated under the laws of New Hampshire, is an insurance company. The principal business address and principal office address of Allied Insurance is 10 Ferry Street, Suite 313, Concord, New Hampshire, 03301;

36.                               AW Underwriters Inc. (“AW”), a corporation incorporated under the laws of Delaware, is an insurance agency. The principal business address and principal office address of AW is 251 Little Falls Drive, Wilmington, Delaware, 19808;

37.                               Allied World Specialty Insurance Company (“Allied Specialty”), a corporation incorporated under the laws of Delaware, is an insurance company. The principal business address and principal office address of Allied Specialty is 251 Little Falls Drive, Wilmington, Delaware, 19808;

38.                               Newline Holdings UK Limited (“Newline UK”), a company incorporated under the laws of the United Kingdom, is a wholly-owned subsidiary of Fairfax. Newline UK is a holding company.  The principal business address and principal office address of Newline UK is Corn Exchange, 55 Mark Lane, London EC3R 7NE United Kingdom;

39.                               Newline Corporate Name Limited (“Newline”), a company incorporated under the laws of the United Kingdom, a Corporate Member of Lloyd’s (and the sole capital provider to Newline Syndicate 1218 at Lloyd’s). The principal business of Newline is property and casualty insurance.  The principal business address and principal office address of Newline is Corn Exchange, 55 Mark Lane, London EC3R 7NE United Kingdom;

40.                               Newline Insurance Company Limited (“Newline Insurance”), a company incorporated under the laws of the United Kingdom, is a wholly-owned subsidiary of Fairfax.  The principal business of Newline Insurance is insurance. The principal business address and principal office address of Newline is Corn Exchange, 55 Mark Lane, London EC3R 7NE United Kingdom;

41.                               Brit Limited (“Brit”), a company incorporated under the laws of England and Wales, is a subsidiary of Fairfax.  Brit is a holding company.  The principal business address and principal office address of Brit is The Leadenhall Building, 122 Leadenhall Street, London, EC3V 4AB, United Kingdom;

42.                               Brit Insurance Holdings Limited (“Brit Holdings”), a company incorporated under the laws of England and Wales, is a subsidiary of Fairfax.  Brit Holdings is a holding company.  The principal business address and principal office address of Brit Holdings is The Leadenhall Building, 122 Leadenhall Street, London, EC3V 4AB, United Kingdom;

43.                               Brit UW Limited (“Brit UW”), a corporation incorporated under the laws of England and Wales, is a Lloyd’s Corporate Member. The principal business address and principal office address of Brit UW is The Leadenhall Building, 122 Leadenhall Street, London, EC3V 4AB, United Kingdom; and

44.                               Brit Reinsurance (Bermuda) Limited (“Brit Reinsurance”), a company incorporated under the laws of Bermuda, is a subsidiary of Fairfax.  The principal business of Brit Reinsurance is reinsurance.  The principal business address and principal office address of Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda.

Neither the filing of this Schedule 13D nor the information contained herein shall be deemed to constitute an affirmation by V. Prem Watsa, 810 Holdco, Holdco, Sixty Two, 12002574, Fairfax, FFHL, Riverstone Barbados, TIG Insurance, RiverStone Holdings, RiverStone, Fairfax US, Resolution, Odyssey, Odyssey Group, Odyssey Reinsurance, Hudson, Greystone, Crum & Forster, US Fire, North River, Connemara, NFC, Federated, NGIC, Verassure, Zenith, CRC, 1102952, Allied Holdings Bermuda, Allied Holdings I Ltd, Allied Assurance, Allied Ireland, Allied U.S., Allied Insurance, AW, Allied Specialty, Newline UK, Newline, Newline Insurance, Brit, Brit Holdings, Brit UW and Brit Reinsurance that it is the beneficial owner of the Shares referred to herein for purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or for any other purpose, and such beneficial ownership is expressly disclaimed.

The name, present principal occupation or employment and name, principal business and address of any corporation or other organization in which such employment is conducted and the citizenship of each director and executive officer of each of the Reporting Persons is set forth in Annex A, B, C, D, E, F, G, H, I, J, K, L, M, N, O, P, Q, R, S, T, U, V, W, X, Y, Z, AA, BB, CC, DD, EE, FF, GG, HH, II, JJ, KK, LL, MM, NN, OO, PP or QQ, as the case may be, and such Annexes are incorporated herein by reference.

Pursuant to Rule 13d-1(k) under the Exchange Act, the Reporting Persons have agreed to file jointly one statement with respect to their ownership of the Shares.

During the last five years, none of the Reporting Persons, and, to the best of each such Reporting Person’s knowledge, none of the executive officers or directors of such Reporting Person have been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Item 3.                   Source and Amount of Funds or Other Consideration.

Item 3 of the Schedule 13D is hereby amended and restated in its entirety to read as follows:

“The source of funds for the purchase of the Shares beneficially owned by the Reporting Persons (assuming conversion of the 1.75% Debentures in accordance with their terms) was cash on hand from existing investment portfolios, including the proceeds from the redemption of the 3.75% Debentures described in Item 4 below.”

Item 4.                   Purpose of Transaction.

Item 4 of the Schedule 13D is hereby amended and supplemented by adding the following text immediately prior to the last paragraph of Item 4 and by deleting in its entirety such last paragraph of Item 4:

“On July 22, 2020, BlackBerry and Hamblin Watsa Investment Counsel Ltd., as investment manager of Fairfax, entered into a consent agreement (the “Consent Agreement”) pursuant to which Fairfax consented to BlackBerry’s making of certain amendments to trust indenture governing the terms of the 3.75% Debentures (the “3.75% Trust Indenture”) to provide for the earlier redemption of the 3.75% Debentures by BlackBerry. The Consent Agreement also provided that Fairfax (a) would subscribe for a new series of debentures having certain terms as set forth in the Consent Agreement and (b) would not, for a period beginning on the closing of the transactions contemplated by the Consent Agreement and ending six months thereafter, acquire or offer to acquire beneficial ownership of any additional Shares, acquire or offer to acquire beneficial ownership of more than 19.99% of the Shares, propose or seek to effect any merger, business combination, tender offer or certain other transactions involving BlackBerry, its shareholders or its securities, otherwise attempt to control the management or board of directors of BlackBerry, or take certain other actions in respect of BlackBerry.

On August 31, 2020, BlackBerry entered into an agreement (the “Subscription Agreement”) pursuant to which (a) Fairfax and another institutional investor agreed to invest in BlackBerry through a U.S.$365 million private placement of 1.75% unsecured convertible debentures (the “1.75% Debentures”) convertible into Shares of BlackBerry at a price of U.S.$6.00 per Share and (b) the outstanding 3.75% Debentures of BlackBerry were redeemed (collectively, the “2020 Transactions”). The 1.75% Debentures will be due on November 13, 2023, unless earlier converted. The other terms of the 1.75% Debentures are substantially identical to those of the 3.75% Debentures, except the 1.75% Debentures contain a “blocker” provision under which the 1.75% Debentures cannot be converted to the extent that, after giving effect to the conversion, the holder would beneficially own or exercise control or direction over more than 19.99% of the Shares then issued and outstanding.

Pursuant to the Subscription Agreement, Fairfax agreed to acquire U.S.$330 million principal amount of the 1.75% Debentures and completed such acquisition on September 1, 2020. The 3.75% Trust Indenture was

amended by BlackBerry to permit optional redemption of the 3.75% Debentures prior to November 13, 2020 and the 3.75% Debentures were redeemed on September 1, 2020, at a redemption price of 101.685% of the outstanding principal amount of the 3.75% Debentures.  The purpose of the 2020 Transactions is to refinance BlackBerry’s 3.75% Debentures and to significantly reduce BlackBerry’s interest expense.

The closing of the 2020 Transactions was subject to customary conditions, including (a) redemption of all of the 3.75% Debentures and termination of the 3.75% Trust Indenture concurrent with the issuance and purchase of the 1.75% Debentures, (b) approval of the issuance of the 1.75% Debentures and the listing of the underlying Shares by the Toronto Stock Exchange and (c) approval of the listing of the underlying Shares by the New York Stock Exchange, in the case of (b) and (c) without the requirement to seek the approval of BlackBerry’s shareholders.

The forgoing descriptions of the Consent Agreement and Subscription Agreement do not purport to be complete and are qualified in their entirety by the full texts of such agreements, which are filed herewith as Exhibits 11 and 12, respectively, and incorporated herein by reference.

Subject to the contractual limitations described in this Item 4 above, one or more entities within the Fairfax Group of Companies, including one or more of the Reporting Persons, may, depending upon price, market conditions, availability of funds, evaluation of alternative investments, the financial exposure of the Fairfax Group of Companies to BlackBerry and other factors, determine to purchase additional Shares, debentures or other securities of BlackBerry, or sell Shares, debentures or other securities of BlackBerry, in the open market or otherwise.”

Item 5.                   Interest in the Securities of the Issuer.

Item 5 of the Schedule 13D is hereby amended and restated in its entirety to read as follows:

(a)      Based on the most recent information available, the aggregate number and percentage of the Shares (the securities identified by Item 1 of this Schedule 13D) that are beneficially owned by each of the Reporting Persons is set forth in boxes 11 and 13 of the second part of the cover page to this Schedule 13D for each of the Reporting Persons, and such information is incorporated herein by reference.

The percentage of Shares beneficially owned by each of the Reporting Persons was calculated based on 610,622,606 Shares issued and outstanding as of August 28, 2020 (assuming conversion of all of the 1.75% Debentures held by the Reporting Persons into Shares).

(b)      The numbers of Shares as to which each of the Reporting Persons has sole voting power, shared voting power, sole dispositive power and shared dispositive power is set forth in boxes 7, 8, 9 and 10, respectively, on the second part of the cover page to this Schedule 13D for each of the Reporting Persons, and such information is incorporated herein by reference.

To the best knowledge of the Reporting Persons, the following persons beneficially own the following amounts of Shares and have sole voting power and sole dispositive power with respect to such Shares:

Christine McLean	6195
Sammy S.Y. Chan	3350
Gordan Campbell	2000
Peter Clarke	436
Brian Quinn	575
Paul Gardner	67

(c)      Except as described herein, none of the Reporting Persons, nor, to the best knowledge of the Reporting Persons, any person listed in Annex A, B, C, D, E, F, G, H, I, J, K, L, M, N, O, P, Q, R, S, T, U, V, W, X, Y, Z, AA, BB, CC, DD, EE, FF, GG, HH, II, JJ, KK, LL, MM, NN, OO, PP or QQ, beneficially owns, or has acquired or disposed of, any Shares during the last 60 days.

(d)    No person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of Shares held by the Reporting Persons other than each of the Reporting Persons, and in respect of 1,980,000 Shares, certain pension plans of certain subsidiaries of Fairfax.

(e)           Not applicable.

Item 6.                   Contracts, Arrangements, Understandings or Relationships with respect to Securities of the Issuer.

Item 4 is hereby incorporated by reference into this Item 6.

Item 7.                   Material to be Filed as Exhibits.

Item 7 of the Schedule 13D is hereby amended and supplemented by the addition of the following exhibit to the end thereof:

Ex. 10:                                                         Joint filing agreement dated as of September 2, 2020 among V. Prem Watsa, The Second 810 Holdco Ltd., The Second 1109 Holdco Ltd., The Sixty Two Investment Company Limited, 12002574 Canada Inc., Fairfax Financial Holdings Limited, FFHL Group Ltd., Riverstone (Barbados) Ltd., TIG Insurance (Barbados) Limited, RiverStone Holdings Limited, RiverStone Insurance (UK) Limited, Fairfax (US) Inc., Resolution Group Reinsurance (Barbados) Limited, Odyssey US Holdings Inc., Odyssey Group Holdings, Inc., Odyssey Reinsurance Company, Hudson Insurance Company, Greystone Insurance Company, Crum & Forster Holdings Corp., United States Fire Insurance Company, The North River Insurance Company, Connemara Reinsurance Company Ltd., Northbridge Financial Corporation, Federated Insurance Company of Canada, Northbridge General Insurance Corporation, Verassure Insurance Company, Zenith Insurance Company, CRC Reinsurance Limited, 1102952 B.C. Unlimited Liability Company, Allied World Assurance Company Holdings, Ltd, Allied World Assurance Company Holdings I, Ltd, Allied World Assurance Company, Ltd, Allied World Assurance Holdings (Ireland) Ltd, Allied World Assurance Holdings (U.S.) Inc., Allied World Insurance Company, AW Underwriters Inc., Allied World Specialty Insurance Company, Newline Holdings UK Limited, Newline Corporate Name Limited, Newline Insurance Company Limited, Brit Limited, Brit Insurance Holdings Limited, Brit UW Limited and Brit Reinsurance (Bermuda) Limited.

Ex.11:                                                            Consent Agreement between BlackBerry Limited and Hamblin Watsa Investment Counsel Ltd. (incorporated by reference to Exhibit 99.2 attached to the Form 8-K filed by BlackBerry Limited on August 24, 2020).

Ex. 12:                                                         Subscription Agreement between BlackBerry Limited, Fairfax Financial Holdings Limited and the other purchasers named therein (incorporated by reference to Exhibit 10.1 attached to the Form 8-K filed by BlackBerry Limited on September 2, 2020).

Ex.13:                                                            Power of attorney, dated March 9, 2020.

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: September 2, 2020	V. Prem Watsa

/s/ V. Prem Watsa

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: September 2, 2020	The Second 810 Holdco Ltd.

	By:	/s/ V. Prem Watsa
		Name:	V. Prem Watsa
		Title:	President

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: September 2, 2020	The Second 1109 Holdco Ltd.

	By:	/s/ V. Prem Watsa
		Name:	V. Prem Watsa
		Title:	President

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: September 2, 2020	The Sixty Two Investment Company Limited

	By:	/s/ V. Prem Watsa
		Name:	V. Prem Watsa
		Title:	President

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: September 2, 2020	120025874 Canada Inc.

	By:	/s/ V. Prem Watsa
		Name:	V. Prem Watsa
		Title:	President

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: September 2, 2020	Fairfax Financial Holdings Limited

	By:	/s/ Peter Clarke
		Name:	Peter Clarke
		Title:	Vice President and Chief Operating Officer

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: September 2, 2020	FFHL Group Ltd.

	By:	/s/ V. Prem Watsa
		Name:	V.Prem Watsa
		Title:	President

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: September 2, 2020	Riverstone (Barbados) Ltd.

	By:	/s/ Janice Burke
		Name:	Janice Burke
		Title:	Vice President and General Manager

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: September 2, 2020	TIG Insurance (Barbados) Limited

	By:	/s/ Peter Clarke
		Name:	Peter Clarke
		Title:	Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13D

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: September 2, 2020	RiverStone Holdings Limited

	By:	/s/ Nicholas C. Bentley
		Name:	Nicholas C. Bentley
		Title:	Chairman of the Board and Chief Executive Officer

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: September 2, 2020	RiverStone Insurance (UK) Limited

	By:	/s/ Luke R. Tanzer
		Name:	Luke R. Tanzer
		Title:	Managing Director

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: September 2, 2020	Fairfax (US) Inc.

	By:	/s/ Peter Clarke
		Name:	Peter Clarke
		Title:	Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13D

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: September 2, 2020	Resolution Group Reinsurance (Barbados) Limited

	By:	/s/ Janice Burke
		Name:	Janice Burke
		Title:	Vice President and General Manager

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: September 2, 2020	Odyssey US Holdings Inc

	By:	/s/ Peter Clarke
		Name:	Peter Clarke
		Title:	Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13D

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: September 2, 2020	Odyssey Group Holdings, Inc.

	By:	/s/ Peter Clarke
		Name:	Peter Clarke
		Title:	Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13D

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: September 2, 2020	Odyssey Reinsurance Company

	By:	/s/ Peter Clarke
		Name:	Peter Clarke
		Title:	Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13D

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: September 2, 2020	Hudson Insurance Company

	By:	/s/ Peter Clarke
		Name:	Peter Clarke
		Title:	Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13D

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: September 2, 2020	Greystone Insurance Company

	By:	/s/ Peter Clarke
		Name:	Peter Clarke
		Title:	Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13D

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: September 2, 2020	Crum & Forster Holdings Corp.

	By:	/s/ Peter Clarke
		Name:	Peter Clarke
		Title:	Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13D

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: September 2, 2020	United States Fire Insurance Company

	By:	/s/ Peter Clarke
		Name:	Peter Clarke
		Title:	Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13D

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: September 2, 2020	The North River Insurance Company

	By:	/s/ Peter Clarke
		Name:	Peter Clarke
		Title:	Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13D

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: September 2, 2020	Connemara Reinsurance Company Ltd.

	By:	/s/ Jean Cloutier
		Name:	Jean Cloutier
		Title:	Director

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: September 2, 2020	Northbridge Financial Corporation

	By:	/s/ Peter Clarke
		Name:	Peter Clarke
		Title:	Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13D

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: September 2, 2020	Federated Insurance Company of Canada

	By:	/s/ Peter Clarke
		Name:	Peter Clarke
		Title:	Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13D

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: September 2, 2020	Northbridge General Insurance Corporation

	By:	/s/ Peter Clarke
		Name:	Peter Clarke
		Title:	Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13D

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: September 2, 2020	Verassure Insurance Comapny

	By:	/s/ Paula Sawyers
		Name:	Paula Sawyers
		Title:	Senior Vice President and General Counsel

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: September 2, 2020	Zenith Insurance Company

	By:	/s/ Paula Sawyers
		Name:	Paula Sawyers
		Title:	Senior Vice President and General Counsel

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: September 2, 2020	CRC Reinsurance Limited

	By:	/s/ Peter Clarke
		Name:	Peter Clarke
		Title:	Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13D

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: September 2, 2020	1102952 B.C. Unlimited Liability Company

	By:	/s/ Peter Clarke
		Name:	Peter Clarke
		Title:	Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13D

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: September 2, 2020	Allied World Assurance Company Holdings, Ltd

	By:	/s/ Peter Clarke
		Name:	Peter Clarke
		Title:	Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13D

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: September 2, 2020	Allied World Assurance Company Holdings I, Ltd

	By:	/s/ Peter Clarke
		Name:	Peter Clarke
		Title:	Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13D

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: September 2, 2020	Allied World Assurance Company, Ltd

	By:	/s/ Peter Clarke
		Name:	Peter Clarke
		Title:	Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13D

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: September 2, 2020	Allied World Assurance Holdings (Ireland) Ltd.

	By:	/s/ Peter Clarke
		Name:	Peter Clarke
		Title:	Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13D

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: September 2, 2020	Allied World Assurance Holdings (U.S.) Inc.

	By:	/s/ Peter Clarke
		Name:	Peter Clarke
		Title:	Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13D

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: September 2, 2020	Allied World Insurance Company

	By:	/s/ Peter Clarke
		Name:	Peter Clarke
		Title:	Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13D

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: September 2, 2020	AW Underwriters Inc.

	By:	/s/ Peter Clarke
		Name:	Peter Clarke
		Title:	Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13D

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: September 2, 2020	Allied World Specialty Insurance Company

	By:	/s/ Peter Clarke
		Name:	Peter Clarke
		Title:	Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13D

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: September 2, 2020	Newline Holdings UK Limited

	By:	/s/ Peter Clarke
		Name:	Peter Clarke
		Title:	Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13D

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: September 2, 2020	Newline Corporate Name Limited

	By:	/s/ Peter Clarke
		Name:	Peter Clarke
		Title:	Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13D

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: September 2, 2020	Newline Insurance Company Limited

	By:	/s/ Robert B. Kastner
		Name:	Robert B. Kastner
		Title:	Director

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: September 2, 2020	Brit Limited

	By:	/s/ Mark Allan
		Name:	Mark Allan
		Title:	Chief Financial Officer and Director

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: September 2, 2020	Brit Insurance Holdings Limited

	By:	/s/ Mark Allan
		Name:	Mark Allan
		Title:	Director

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: September 2, 2020	Brit UW Limited

	By:	/s/ Mark Allan
		Name:	Mark Allan
		Title:	Director

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: September 2, 2020	Brit Reinsurance (Bermuda) Limited

	By:	/s/ Mark Allan
		Name:	Mark Allan
		Title:	Director

Annex Index

Annex	Description

A	Directors and Executive Officers of The Second 810 Holdco Ltd.

B	Directors and Executive Officers of The Second 1109 Holdco Ltd.

C	Directors and Executive Officers of The Sixty Two Investment Company Limited

D	Directors and Executive Officers of 12002574 Canada Inc.

E	Directors and Executive Officers of Fairfax Financial Holdings Limited

F	Directors and Executive Officers of FFHL Group Ltd.

G	Directors and Executive Officers of Riverstone (Barbados) Ltd.

H	Directors and Executive Officers of TIG Insurance (Barbados) Limited

I	Directors and Executive Officers of RiverStone Holdings Limited

J	Directors and Executive Officers of RiverStone Insurance (UK) Limited

K	Directors and Executive Officers of Fairfax (US) Inc.

L	Directors and Executive Officers of Resolution Group Reinsurance (Barbados) Limited

M	Directors and Executive Officers of Odyssey US Holdings Inc.

N	Directors and Executive Officers of Odyssey Group Holdings, Inc.

O	Directors and Executive Officers of Odyssey Reinsurance Company

P	Directors and Executive Officers of Hudson Insurance Company

Q	Directors and Executive Officers of Greystone Insurance Company

R	Directors and Executive Officers of Crum & Forster Holdings Corp.

S	Directors and Executive Officers of United States Fire Insurance Company

T	Directors and Executive Officers of The North River Insurance Company

U	Directors and Executive Officers of Connemara Reinsurance Company Ltd.

V	Directors and Executive Officers of Northbridge Financial Corporation

W	Directors and Executive Officers of Federated Insurance Company of Canada

X	Directors and Executive Officers of Northbridge General Insurance Corporation

Y	Directors and Executive Officers of Verassure Insurance Company

Z	Directors and Executive Officers of Zenith Insurance Company

AA	Directors and Executive Officers of CRC Reinsurance Limited

BB	Directors and Executive Officers of 1102952 B.C. Unlimited Liability Company

CC	Directors and Executive Officers of Allied World Assurance Company Holdings, Ltd

DD	Directors and Executive Officers of Allied World Assurance Company Holdings I, Ltd

EE	Directors and Executive Officers of Allied World Assurance Company, Ltd

FF	Directors and Executive Officers of Allied World Assurance Holdings (Ireland) Ltd

GG	Directors and Executive Officers of Allied World Assurance Holdings (U.S.) Inc.

HH	Directors and Executive Officers of Allied World Insurance Company

II	Directors and Executive Officers of AW Underwriters Inc.

JJ	Directors and Executive Officers of Allied World Specialty Insurance Company

KK	Directors and Executive Officers of Newline Holdings UK Limited

LL	Directors and Executive Officers of Newline Corporate Name Limited

MM	Directors and Executive Officers of Newline Insurance Company Limited

NN	Directors and Executive Officers of Brit Limited

OO	Directors and Executive Officers of Brit Insurance Holdings Limited

PP	Directors and Executive Officers of Brit UW Limited

QQ	Directors and Executive Officers of Brit Reinsurance (Bermuda) Limited

ANNEX A

DIRECTORS AND EXECUTIVE OFFICERS OF

THE SECOND 810 HOLDCO LTD.

The following table sets forth certain information with respect to the directors and executive officers of The Second 810 Holdco Ltd.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

V. Prem Watsa (Director)	Chairman and Chief Executive Officer, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

Eric P. Salsberg (Secretary)	Vice President, Corporate Affairs and Corporate Secretary, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

ANNEX B

DIRECTORS AND EXECUTIVE OFFICERS OF
THE SECOND 1109 HOLDCO LTD.

The following table sets forth certain information with respect to the directors and executive officers of The Second 1109 Holdco Ltd.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

V. Prem Watsa (President and Director)	Chairman and Chief Executive Officer, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

Eric P. Salsberg (Secretary)	Vice President, Corporate Affairs and Corporate Secretary, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

ANNEX C

DIRECTORS AND EXECUTIVE OFFICERS OF

THE SIXTY TWO INVESTMENT COMPANY LIMITED

The following table sets forth certain information with respect to the directors and executive officers of The Sixty Two Investment Company Limited.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

V. Prem Watsa (President and Director)	Chairman and Chief Executive Officer, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

Eric P. Salsberg (Secretary and Director)	Vice President, Corporate Affairs and Corporate Secretary, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

ANNEX D

DIRECTORS AND EXECUTIVE OFFICERS OF

12002574 CANADA INC.

The following table sets forth certain information with respect to the directors and executive officers of 12002574 Canada Inc.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

V. Prem Watsa (President and Director)	Chairman and Chief Executive Officer, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

Eric P. Salsberg (Secretary)	Vice President, Corporate Affairs and Corporate Secretary, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

ANNEX E

DIRECTORS AND EXECUTIVE OFFICERS OF
FAIRFAX FINANCIAL HOLDINGS LIMITED

The following table sets forth certain information with respect to the directors and executive officers of Fairfax Financial Holdings Limited.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

V. Prem Watsa (Chairman and Chief Executive Officer)	Chairman and Chief Executive Officer, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

Anthony F. Griffiths (Director)	Independent Business Consultant, Toronto, Ontario, Canada	Canada

Robert J. Gunn (Director)	Independent Business Consultant, Toronto, Ontario, Canada	Canada

Brandon W. Sweitzer (Director)	Dean, School of Risk Management, Insurance and Actuarial Science St. John’s University 101 Murray Street, Suite 438 New York, New York 10007-2165	United States

Karen L. Jurjevich (Director)	Principal, Brancksome Hall and CEO and Principal, Branksome Hall Global 10 Elm Avenue Toronto, Ontario M4W 1N4	Canada

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

William Weldon (Director)	Corporate Director, Fairfax Financial Holdings Limited, 95 Wellington Street West, Suite 800, Toronto Ontario M5J 2N7	United States

Timothy R. Price (Director)	Chairman of Brookfield Funds, Brookfield Asset Management Inc. c/o Edper Financial Group 51 Yonge Street, Suite 400 Toronto, ON M5E 1J1	Canada

Benjamin Watsa (Director)	Founder and President, Marval Capital Ltd. 77 King Street West, Suite 4545 Toronto, Ontario M5K 1K2	Canada

John Varnell (Vice President, Corporate Development)	Vice President, Corporate Development, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

Eric P. Salsberg (Vice President, Corporate Affairs and Corporate Secretary)	Vice President, Corporate Affairs and Corporate Secretary, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

Lauren C. Templeton (Director)	Founder and President, Templeton and Phillips Capital Management, LLC 810 Scenic Highway Lookout Mountain, TN, USA 37350	United States

Bradley P. Martin (Vice President, Strategic Investments)	Vice President, Strategic Investments, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

Christine N. McLean (Director)	Director of Research, Sprucegrove Investment Management 181 University Ave, Suite 1300 Toronto, Ontario M5H 3M7	Canada

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Peter Clarke (Vice President and Chief Operating Officer)	Vice President and Chief Operating Officer, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

Jean Cloutier (Vice President, International Operations)	Vice President, International Operations, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

Ronald Schokking (Vice President and Treasurer)	Vice President and Treasurer, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

Vinodh Loganadham (Vice President, Administrative Services)	Vice President, Administrative Services, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

Jennifer Allen (Vice President and Chief Financial Officer)	Vice President and Chief Financial Officer Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800 Toronto, Ontario M5J 2N7	Canada

R. William McFarland (Director)	Corporate Director, Toronto, Ontario Canada Fairfax Financial Holdings Limited	Canada

Olivier Quesnel (Vice President and Chief Actuary)	Vice President and Chief Actuary, Fairfax Financial Holdings Limited, 95 Wellington Street West, Suite 800, Toronto ON M5J 2N7	Canada

Michael Wallace (Vice President)	Vice President, Fairfax Financial Holdings Limited, 95 Wellington Street West, Suite 800, Toronto ON M5J 2N7	Canada

ANNEX F

DIRECTORS AND EXECUTIVE OFFICERS OF

FFHL GROUP LTD.

The following table sets forth certain information with respect to the directors and executive officers of FFHL Group Ltd.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

V. Prem Watsa (President and Chief Executive Officer and Director)	Chairman and Chief Executive Officer, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

Eric P. Salsberg (Vice President and Director)	Vice President, Corporate Affairs and Corporate Secretary, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

Bradley P. Martin (Vice President and Secretary)	Vice President, Strategic Investments, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

Ronald Schokking (Vice President)	Vice President and Treasurer, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

ANNEX G

DIRECTORS AND EXECUTIVE OFFICERS OF

RIVERSTONE (BARBADOS) LTD.

The following table sets forth certain information with respect to the directors and executive officers of Riverstone (Barbados) Ltd.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Nicholas Bentley (President)	Chief Executive Officer, The Riverstone Group 250 Commercial St. Suite 500 Manchester NH 03101	British

Ronald Schokking (Director)	Vice President and Treasurer, Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800 Toronto, Ontario, M5J 2N7	Canada

William Peter Douglas (Director)	Director, Wentworth Insurance Company Ltd. Pine Commercial Centre #12 Pine Commercial The Pine, St. Michael Barbados BB11103	Barbados

Lisl Lewis (Director)	Director, Wentworth Insurance Company Ltd. Pine Commercial Centre #12 Pine Commercial The Pine, St. Michael Barbados BB11103	Barbados

Alistair Dent (Director)	Director, Wentworth Insurance Company Ltd. Pine Commercial Centre #12 Pine Commercial The Pine, St. Michael Barbados BB11103	Barbados

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Catherine A. Carlin (Director)	Senior Managing Director, Global Equities OMERS Capital Markets 900 – 100 Adelaide St. W Toronto, Ontario, M5H 0E2 Canada	Canada

Michael I. Popowych (Director)	Managing Director & Portfolio Manager, Global Equities OMERS Capital Markets 900 – 100 Adelaide St. W Toronto, Ontario, M5H 0E2 Canada	Canada

H.C. Algernon Leacock (Director)	Business Consultant/Advisor Trident Insurance Company Limited Hastings, Christ Church, Barbados	Barbados

Randy Graham (Director)	Chief Executive Officer, Massy United Insurance Ltd. Lower Broad Street, Bridgetown Barbados	Barbados

Janice Burke (Vice President and General Manager)	Vice President and General Manager, Wentworth Insurance Company Ltd. Pine Commercial Centre #12 Pine Commercial The Pine, St. Michael Barbados BB11103	United States

ANNEX H

DIRECTORS AND EXECUTIVE OFFICERS OF

TIG INSURANCE (BARBADOS) LIMITED

The following table sets forth certain information with respect to the directors and executive officers of TIG Insurance (Barbados) Limited.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Lisl Lewis (Director)	Director, Wentworth Insurance Company Ltd. Pine Commercial Centre #12 Pine Commercial The Pine, St. Michael Barbados BB11103	Barbados

Alistair Dent (Director)	Director, Wentworth Insurance Company Ltd. Pine Commercial Centre #12 Pine Commercial The Pine, St. Michael Barbados BB11103	British

Ronald Schokking (Chairman)	Vice President and Treasurer, Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800 Toronto, Ontario, M5J 2N7	Canada

Nicholas Bentley (Director)	Chief Executive Officer, The Riverstone Group 250 Commercial St. Suite 500 Manchester NH 03101	British United States

William Peter Douglas (Director)	Director, Wentworth Insurance Company Ltd. Pine Commercial Centre #12 Pine Commercial The Pine, St. Michael Barbados BB11103	Barbados

Simon P.G. Lee (Director)	Director, Wentworth Insurance Company Ltd. Pine Commercial Centre #12 Pine Commercial The Pine, St. Michael Barbados BB11103	British

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Janice Burke (Vice President and General Manager)	Vice President and General Manager, Wentworth Insurance Company Ltd. Pine Commercial Centre #12 Pine Commercial The Pine, St. Michael Barbados BB11103	United States

Paula Alleyne (Senior Manager, Treasury & Financial Reporting)	Senior Manager Treasury & Financial Reporting, Wentworth Insurance Company Ltd. Pine Commercial Centre #12 Pine Commercial The Pine, St. Michael Barbados BB11103	Barbados

Niall Tully (Vice President and Chief Financial Officer)	Vice President and Chief Financial Officer, ffh Management Services First Floor 25-28 Adelaide Road Dublin 2 Ireland	Ireland

Paul Mulvin (Vice President)	Vice President, ffh Management Services First Floor 25-28 Adelaide Road Dublin 2 Ireland	Ireland

Deborah Irving (Vice President)	Executive Vice President, Chief Financial Officer Riverstone 250 Commercial St. Suite 5000 Manchester, NH 03101	United States

Jean Cloutier (President)	Vice President, International Operations Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario, M5J 2N7	Canada

ANNEX I

DIRECTORS AND EXECUTIVE OFFICERS OF

RIVERSTONE HOLDINGS LIMITED

The following table sets forth certain information with respect to the directors and executive officers of RiverStone Holdings Limited.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Nicholas C. Bentley (Chairman of the Board and Chief Executive Officer)	Chairman, Chief Executive Officer and President, RiverStone Resources LLC 250 Commercial Street, Suite 5000 Manchester, New Hampshire 03101	United Kingdom United States

Luke Tanzer (Managing Director)	Managing Director, RiverStone Management Limited 161-163 Preston Road Brighton, BN1 6AU, England	Australia United Kingdom

Andrew Creed (Executive Finance Director)	Executive Finance Director, RiverStone Management Limited 161-163 Preston Road Brighton, BN1 6AU, England	United Kingdom

Fraser Henry (Company Secretary)	General Counsel and Company Secretary, RiverStone Management Limited 161-163 Preston Road, Brighton, BN1 6AU, England	United Kingdom

ANNEX J

DIRECTORS AND EXECUTIVE OFFICERS OF

RIVERSTONE INSURANCE (UK) LIMITED

The following table sets forth certain information with respect to the directors and executive officers of RiverStone Insurance (UK) Limited.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Luke Tanzer (Managing Director)	Managing Director, RiverStone Management Limited 161-163 Preston Road Brighton, BN1 6AU, England	Australia United Kingdom

Andrew Creed (Executive Finance Director)	Executive Finance Director, RiverStone Management Limited 161-163 Preston Road Brighton, BN1 6AU, England	United Kingdom

Adrian Masterson (Director)	Director, RiverStone Insurance (UK) Limited 161-163 Preston Road Brighton, BN1 6AU, England	Ireland

Tom Riddell (Director)	Director, RiverStone Insurance (UK) Limited 161-163 Preston Road Brighton, BN1 6AU, England	United Kingdom Australia

Kalpana Shah (Director)	Director, RiverStone Insurance (UK) Limited 161-163 Preston Road Brighton, BN1 6AU, England	United Kingdom

Mark Bannister (Operations Director)	Chief Operations Officer, RiverStone Management Limited 161-163 Preston Road Brighton, BN1 6AU, England	United Kingdom

Fraser Henry (Company Secretary)	General Counsel and Company Secretary, RiverStone Management Limited 161-163 Preston Road, Brighton, BN1 6AU, England	United Kingdom

ANNEX K

DIRECTORS AND EXECUTIVE OFFICERS OF
FAIRFAX (US) INC.

The following table sets forth certain information with respect to the directors and executive officers of Fairfax (US) Inc.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Eric P. Salsberg (Chairman, Vice President and Director)	Chairman, Vice President, Corporate Affairs and Corporate Secretary, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

Sonja Lundy (Vice President, Treasurer and Director)	Vice President, Treasurer and Director Fairfax (US) Inc. 2850 Lake Vista Drive, Ste. 150 Lewisville, Texas 75067	United States

Ronald Schokking (Vice President and Assistant Secretary)	Vice President and Treasurer, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

Michael T. Bullen (President, Chief Executive Officer, Secretary and Director)	President, Chief Executive Officer, Secretary and Director Fairfax (US) Inc. 2850 Lake Vista Drive, Ste. 150 Lewisville, Texas 75067	United States

ANNEX L

DIRECTORS AND EXECUTIVE OFFICERS OF

RESOLUTION GROUP REINSURANCE (BARBADOS) LIMITED

The following table sets forth certain information with respect to the directors and executive officers of Resolution Group Reinsurance (Barbados) Limited.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Ronald Schokking (Chairman)	Vice President and Treasurer, Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800 Toronto, Ontario, M5J 2N7	Canada

Lisl Lewis (Director)	Director, Wentworth Insurance Company Ltd. Pine Commercial Centre #12 Pine Commercial The Pine, St. Michael Barbados BB11103	Barbados

Alistair Dent (Director)	Director, Wentworth Insurance Company Ltd. Pine Commercial Centre #12 Pine Commercial The Pine, St. Michael Barbados BB11103	British

William Peter Douglas (Director)	Director, Wentworth Insurance Company Ltd. Pine Commercial Centre #12 Pine Commercial The Pine, St. Michael Barbados BB11103	Barbados

Nicholas Bentley (Director)	Chief Executive Officer, The Riverstone Group 250 Commercial St. Suite 500 Manchester NH 03101	British

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Janice Burke (Vice President and General Manager)	Vice President and General Manager, Wentworth Insurance Company Ltd. Pine Commercial Centre #12 Pine Commercial The Pine, St. Michael Barbados BB11103	United States

Paula Alleyne (Senior Manager, Treasury & Financial Reporting)	Senior Manager Treasury & Financial Reporting, Wentworth Insurance Company Ltd. Pine Commercial Centre #12 Pine Commercial The Pine, St. Michael Barbados BB11103	Barbados

Niall Tully (Vice President and Chief Financial Officer)	Vice President and Chief Financial Officer, ffh Management Services First Floor 25-28 Adelaide Road Dublin 2 Ireland	Ireland

Paul Mulvin (Vice President)	Vice President, ffh Management Services First Floor 25-28 Adelaide Road Dublin 2 Ireland	Ireland

Deborah Irving (Vice President)	Executive Vice President, Chief Financial Officer Riverstone 250 Commercial St. Suite 5000 Manchester, NH 03101	United States

Jean Cloutier (President)	Vice President, International Operations Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario, M5J 2N7	Canada

ANNEX M

DIRECTORS AND EXECUTIVE OFFICERS OF

ODYSSEY US HOLDINGS INC.

The following table sets forth certain information with respect to the directors and executive officers of Odyssey US Holdings Inc.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Brian D. Young (Chairman of the Board of Directors, President and Chief Executive Officer)	President, Chief Executive Officer, and Director, Odyssey Group Holdings, Inc. 300 First Stamford Place Stamford, Connecticut 06902	United States

Michael G. Wacek (Executive Vice President, Corporate Secretary and Director)	Executive Vice President and Chief Risk Officer, Odyssey Group Holdings, Inc. 300 First Stamford Place Stamford, Connecticut 06902	United States

Jan Christiansen (Executive Vice President, Chief Financial Officer, Controller and Director)	Executive Vice President and Chief Financial Officer, Odyssey Group Holdings, Inc. 300 First Stamford Place Stamford, Connecticut 06902	Denmark

ANNEX N

DIRECTORS AND EXECUTIVE OFFICERS OF

ODYSSEY GROUP HOLDINGS, INC.

The following table sets forth certain information with respect to the directors and executive officers of Odyssey Group Holdings, Inc.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Brian D. Young (President, Chief Executive Officer and Director)	President and Chief Executive Officer, Odyssey Group Holdings, Inc. 300 First Stamford Place Stamford, Connecticut 06902	United States

Michael G. Wacek (Executive Vice President and Chief Risk Officer)	Executive Vice President and Chief Risk Officer, Odyssey Group Holdings, Inc. 300 First Stamford Place Stamford, Connecticut 06902	United States

Jan Christiansen (Executive Vice President and Chief Financial Officer)	Executive Vice President and Chief Financial Officer, Odyssey Group Holdings, Inc. 300 First Stamford Place Stamford, Connecticut 06902	Denmark

Peter H. Lovell (Executive Vice President, General Counsel and Corporate Secretary)	Senior Vice President, General Counsel and Corporate Secretary, Odyssey Group Holdings, Inc. 300 First Stamford Place Stamford, Connecticut 06902	United States

Brandon W. Sweitzer (Director)	Dean, School of Risk Management, Insurance and Actuarial Science St. John’s University 101 Murray Street, Suite 438 New York, New York 10007-2165	United States

Jennifer Allen (Director)	Vice President and Chief Financial Officer, Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800 Toronto, Ontario M5J 2N7	Canada

Peter Clarke (Director)	Vice President and Chief Risk Officer, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

Andrew A. Barnard (Chairman of the Board)	President and Chief Operating Officer, Fairfax Insurance Group 100 William Street, 5th Floor New York, New York 10038	United States

ANNEX O

DIRECTORS AND EXECUTIVE OFFICERS OF

ODYSSEY REINSURANCE COMPANY

The following table sets forth certain information with respect to the directors and executive officers of Odyssey Reinsurance Company.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Brian D. Young (Chairman, President and Chief Executive Officer)	President and Chief Executive Officer, Odyssey Group Holdings, Inc. 300 First Stamford Place Stamford, Connecticut 06902	United States

Michael G. Wacek (Executive Vice President, Chief Risk Officer and Director)	Executive Vice President and Chief Risk Officer, Odyssey Group Holdings, Inc. 300 First Stamford Place Stamford, Connecticut 06902	United States

Jan Christiansen (Executive Vice President and Director)	Executive Vice President and Chief Financial Officer, Odyssey Group Holdings, Inc. 300 First Stamford Place Stamford, Connecticut 06902	Denmark

Elizabeth A. Sander (Executive Vice President and Chief Actuary)	Executive Vice President and Chief Actuary, Odyssey Reinsurance Company 300 First Stamford Place Stamford, Connecticut 06902	United States

Alane R. Carey (Executive Vice President)	Executive Vice President, Odyssey Reinsurance Company 300 First Stamford Place Stamford, Connecticut 06902	United States

Peter H. Lovell (Executive Vice President, General Counsel and Corporate Secretary)	Senior Vice President, General Counsel and Corporate Secretary, Odyssey Group Holdings, Inc. 300 First Stamford Place Stamford, Connecticut 06902	United States

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Isabelle Dubots-Lafitte (Executive Vice President)	Executive Vice President, Odyssey Reinsurance Company 14 Rue Du 4 Septembre 75002 Paris France	United States

Carl A. Overy (Executive Vice President)	Chief Executive Officer, London Market Division, Newline Underwriting Management Limited Corn Exchange 55 Mark Lane London EC3R 7NE England	United Kingdom

Lucien Pietropoli (Executive Vice President)	Chief Executive Officer, Asia Pacific, Odyssey Reinsurance Company 1 Finlayson Green #17-00 Singapore 049246	France

Brian D. Quinn (Executive Vice President)	Executive Vice President, Odyssey Reinsurance Company 300 First Stamford Place, Stamford, Connecticut 06902	United States

Philippe Mallier (Executive Vice President)	Executive Vice President, Odyssey Reinsurance Company 300 First Stamford Place Stamford, Connecticut 06902	France

Joseph A. Guardo (Executive Vice President)	Executive Vice President, Odyssey Reinsurance Company 300 First Stamford Place Stamford, Connecticut 06902	United States

ANNEX P

DIRECTORS AND EXECUTIVE OFFICERS OF

HUDSON INSURANCE COMPANY

The following table sets forth certain information with respect to the directors and executive officers of Hudson Insurance Company.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Brian D. Young (Chairman and Chief Executive Officer)	Chairman, President and Chief Executive Officer, Odyssey Group Holdings, Inc. 300 First Stamford Place Stamford, Connecticut 06902	United States

Christopher L. Gallagher (President, Chief Operating Officer and Director)	President and Chief Operating Officer, Hudson Insurance Company 100 William St., 5th Floor New York, New York 10038	United States

Michael G. Wacek (Director)	Executive Vice President and Chief Risk Officer, Odyssey Group Holdings, Inc. 300 First Stamford Place Stamford, Connecticut 06902	United States

Jan Christiansen (Director and Executive Vice President)	Executive Vice President and Chief Financial Officer, Odyssey Group Holdings, Inc. 300 First Stamford Place Stamford, Connecticut 06902	Denmark

Elizabeth A. Sander (Executive Vice President and Chief Actuary)	Executive Vice President and Chief Actuary, Odyssey Reinsurance Company 300 First Stamford Place Stamford, Connecticut 06902	United States

Alane R. Carey (Executive Vice President)	Executive Vice President, Odyssey Reinsurance Company 300 First Stamford Place Stamford, Connecticut 06902	United States

Michael P. Cifone (Senior Vice President and Senior Operation Officer)	Senior Vice President and Senior Operations Officer, Hudson Insurance Company 100 William St., 5th Floor New York, New York 10038	United States

ANNEX Q

DIRECTORS AND EXECUTIVE OFFICERS OF

GREYSTONE INSURANCE COMPANY

The following table sets forth certain information with respect to the directors and executive officers of Greystone Insurance Company.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Michael G. Wacek (Director)	Executive Vice President, Odyssey Group Holdings, Inc. 300 First Stamford Place Stamford, Connecticut 06902	United States

Jan Christiansen (Director and Executive Vice President)	Executive Vice President and Chief Financial Officer, Odyssey Group Holdings, Inc. 300 First Stamford Place Stamford, Connecticut 06902	Denmark

Elizabeth A. Sander (Executive Vice President and Chief Actuary)	Senior Vice President and Chief Actuary Odyssey Group Holdings, Inc. 300 First Stamford Place, Stamford, Connecticut 06902	United States

Brian D. Quinn (Executive Vice President)	Executive Vice President, Odyssey Insurance Company 300 Stamford Place, Stamford, CT 06902	United States

Christopher L. Gallagher (President, Chief Executive Officer, President and Director)	President and Chief Executive Officer and Director, Hudson Insurance Company 100 William St., 5th Floor New York, New York 10038	United States

ANNEX R

DIRECTORS AND EXECUTIVE OFFICERS OF

CRUM & FORSTER HOLDINGS CORP.

The following table sets forth certain information with respect to the directors and executive officers of Crum & Forster Holdings Corp.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Marc J. Adee (President, Chief Executive Officer, Chairman and Director)	President and Chief Executive Officer, Crum & Forster Holdings Corp. and various other insurance subsidiaries, 305 Madison Avenue Morristown, NJ 07962	United States

James V. Kraus (Secretary and Director)	Senior Vice President, General Counsel and Secretary, United States Fire Insurance Company 305 Madison Avenue Morristown, NJ 07962	United States

Arleen A. Paladino (Executive Vice President, Chief Financial Officer, Treasurer and Director)	Executive Vice President, Chief Financial Officer, Treasurer and Director, Crum & Forster Holdings Corp. 305 Madison Avenue Morristown, NJ 07962	United States

Andrew A. Barnard (Director)	President and Chief Operating Officer, Fairfax Insurance Group 100 William Street, 5th Floor New York, New York 10038	United States

Jennifer Allen (Director)	Vice President and Chief Financial Officer, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

Peter Clarke (Director)	Vice President and Chief Risk Officer, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

Olivier Quesnel (Vice President and Chief Actuary)	Vice President and Chief Actuary, Fairfax Financial Holdings Limited, 95 Wellington Street West, Suite 800, Toronto ON M5J 2N7	Canada

ANNEX S

DIRECTORS AND EXECUTIVE OFFICERS OF

UNITED STATES FIRE INSURANCE COMPANY

The following table sets forth certain information with respect to the directors and executive officers of United States Fire Insurance Company.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Marc J. Adee (President, Chief Executive Officer, Chairman and Director)	President and Chief Executive Officer, Crum & Forster Holdings Corp. and various other insurance subsidiaries 305 Madison Avenue Morristown, NJ 07962	United States

Anthony R. Slimowicz (Executive Vice President, Chief Operating Officer and Director)	Executive Vice President, Chief Operating Officer and Director, United States Fire Insurance Company 305 Madison Avenue Morristown, NJ 07962	United States

Arleen A. Paladino (Senior Vice President, Chief Financial Officer and Director)	Executive Vice President, Chief Financial Officer, Treasurer and Director, Crum & Forster Holdings Corp. 305 Madison Avenue Morristown, NJ 07962	United States

James V. Kraus (Senior Vice President, General Counsel and Secretary)	Senior Vice President, General Counsel and Secretary, United States Fire Insurance Company 305 Madison Avenue Morristown, NJ 07962	United States

Carmine Scaglione (Senior Vice President and Controller)	Senior Vice President and Controller, United States Fire Insurance Company 305 Madison Avenue Morristown, NJ 07962	United States

George R. French (Treasurer and Vice President)	Treasurer and Vice President, United States Fire Insurance Company 305 Madison Avenue Morristown, NJ 07962	United States

ANNEX T

DIRECTORS AND EXECUTIVE OFFICERS OF

THE NORTH RIVER INSURANCE COMPANY

The following table sets forth certain information with respect to the directors and executive officers of The North River Insurance Company.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Marc J. Adee (President, Chief Executive Officer, Chairman and Director)	President and Chief Executive Officer, Crum & Forster Holdings Corp. and various other insurance subsidiaries, 305 Madison Avenue Morristown, NJ 07962	United States

Anthony R. Slimowicz (Executive Vice President, Chief Operating Officer and Director)	Executive Vice President, United States Fire Insurance Company, 305 Madison Avenue Morristown, NJ 07962	United States

Arleen A. Paladino (Senior Vice President, Chief Financial Officer and Director)	Senior Vice President, Chief Financial Officer, Treasurer and Director, Crum & Forster Holdings Corp. 305 Madison Avenue Morristown, NJ 07962	United States

James V. Kraus (Senior Vice President, General Counsel and Secretary)	Secretary and Director, Crum & Forster Holdings Corp. 305 Madison Avenue Morristown, NJ 07962	United States

George R. French (Treasurer and Vice President)	Treasurer and Vice President, United States Fire Insurance Company 305 Madison Avenue Morristown, NJ 07962	United States

ANNEX U

DIRECTORS AND EXECUTIVE OFFICERS OF

CONNEMARA REINSURANCE COMPANY LTD.

The following table sets forth certain information with respect to the directors and executive officers of Connemara Reinsurance Company Ltd.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Ronald Schokking (Director)	Director, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

Jean Cloutier (Director)	Vice President, International Operations Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario, M5J 2N7	Canada

Alistair Dent (Director)	Director, Wentworth Insurance Company Ltd. Pine Commercial Centre #12 Pine Commercial The Pine, St. Michael Barbados BB11103	British

William Douglas (Director)	Director, Wentworth Insurance Company Ltd. Pine Commercial Centre #12 Pine Commercial The Pine, St. Michael Barbados BB11103	Barbados

Lisl Lewis (Director)	Director, Wentworth Insurance Company Ltd. Pine Commercial Centre #12 Pine Commercial The Pine, St. Michael Barbados BB11103	Barbados

ANNEX V

DIRECTORS AND EXECUTIVE OFFICERS OF

NORTHBRIDGE FINANCIAL CORPORATION

The following table sets forth certain information with respect to the directors and executive officers of Northbridge Financial Corporation.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Silvy Wright (President, Chief Executive Officer and Director)	President and Chief Executive Officer, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canada

George Halkiotis (President, Federated Insurance)	President, Federated Insurance Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canada

Craig Pinnock (Director and Chief Financial Officer)	Chief Financial Officer, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canada

Christopher Harness (Chief Information Officer)	Chief Information Officer, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canada

Lambert Morvan (Chief Operating Officer)	Chief Operating Officer, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canada

Lori McDougall (Chief People and Strategy Officer)	Chief People and Strategy Officer, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canada

Jean-Francois Béliveau (Executive Vice President, Québec)	Executive Vice President, Québec, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canada

Lana Wood (Executive Vice President, Western Canada)	Executive Vice President, Western Canada, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canada

Evan Di Bella (Senior Vice President, Claims)	Senior Vice President, Claims Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canada

Paul Gardner (Senior Vice President, Ontario & Atlantic Canada)	Senior Vice President, Ontario & Atlantic Canada, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canada

Sarah Bhanji (Chief Actuary)	Chief Actuary, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canada

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Robert J. Gunn (Director and Chairman of the Board)	Independent Business Consultant and Corporate Director, Toronto, Ontario, Canada	Canada

Peter Clarke (Director)	Vice President and Chief Risk Officer, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

Jennifer Allen (Director, Vice President and Chief Financial Officer)	Vice President and Chief Financial Officer Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800 Toronto, Ontario M5J 2N7	Canada

John Varnell (Director)	Vice President, Corporate Development, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

ANNEX W

DIRECTORS AND EXECUTIVE OFFICERS OF
FEDERATED INSURANCE COMPANY OF CANADA

The following table sets forth certain information with respect to the directors and executive officers of Federated Insurance Company of Canada.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Silvy Wright (President, Chief Executive Officer and Director)	President and Chief Executive Officer, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canada

George Halkiotis (President, Federated Insurance)	President, Federated Insurance Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canada

Craig Pinnock (Director and Chief Financial Officer)	Chief Financial Officer, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canada

Christopher Harness (Chief Information Officer)	Chief Information Officer, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canada

Lambert Morvan (Chief Operating Officer)	Chief Operating Officer, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canada

Lori McDougall (Chief People and Strategy Officer)	Chief People and Strategy Officer, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canada

Evan Di Bella (Senior Vice President, Claims)	Senior Vice President, Claims Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canada

Sarah Bhanji (Chief Actuary)	Chief Actuary, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canada

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Robert S. Weiss (Director)	Independent Business Consultant and Corporate Director, Toronto, Ontario, Canada	Canada

Bryan S. Smith (Director)	Independent Business Consultant and Corporate Director, Toronto, Ontario, Canada	Canada

Robert Gunn (Director)	Independent Business Consultant and Corporate Director, Toronto, Ontario, Canada	Canada

John Varnell (Director)	Vice President, Corporate Development, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

Jennifer Allen (Director)	Vice President and Chief Financial Officer Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800 Toronto, Ontario M5J 2N7	Canada

ANNEX X

DIRECTORS AND EXECUTIVE OFFICERS OF
NORTHBRIDGE GENERAL INSURANCE CORPORATION

The following table sets forth certain information with respect to the directors and executive officers of Northbridge General Insurance Corporation.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Silvy Wright (President, Chief Executive Officer and Director)	President and Chief Executive Officer, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canada

Craig Pinnock (Director and Chief Financial Officer)	Chief Financial Officer, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canada

Christopher Harness (Chief Information Officer)	Chief Information Officer, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canada

Lambert Morvan (Chief Operating Officer)	Chief Operating Officer, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canada

Lori McDougall (Chief People and Strategy Officer)	Chief People and Strategy Officer, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canada

Jean-Francois Béliveau (Executive Vice President, Québec)	Executive Vice President, Québec, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canada

Lana Wood (Executive Vice President, Western Canada)	Executive Vice President, Western Canada, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canada

Evan Di Bella (Senior Vice President, Claims)	Senior Vice President, Claims Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canada

Paul Gardner (Senior Vice President, Ontario & Atlantic Canada)	Senior Vice President, Ontario & Atlantic Canada, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canada

Sarah Bhanji (Chief Actuary)	Chief Actuary, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canada

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Robert S. Weiss (Director)	Independent Business Consultant and Corporate Director, Toronto, Ontario, Canada	Canada

Bryan S. Smith (Director)	Independent Business Consultant and Corporate Director, Toronto, Ontario, Canada	Canada

Robert Gunn (Director)	Independent Business Consultant and Corporate Director, Toronto, Ontario, Canada	Canada

John Varnell (Director)	Vice President, Corporate Development, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

Jennifer Allen (Director)	Vice President and Chief Financial Officer Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800 Toronto, Ontario M5J 2N7	Canada

ANNEX Y

DIRECTORS AND EXECUTIVE OFFICERS OF

VERASSURE INSURANCE COMPANY

The following table sets forth certain information with respect to the directors and executive officers of Verassure Insurance Company.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Silvy Wright (President, Chief Executive Officer and Director)	President and Chief Executive Officer, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canada

Craig Pinnock (Director and Chief Financial Officer)	Chief Financial Officer, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canada

Christopher Harness (Chief Information Officer)	Chief Information Officer, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canada

Lambert Morvan (Chief Operating Officer)	Chief Operating Officer, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canada

Lori McDougall (Chief People and Strategy Officer)	Chief People and Strategy Officer, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canada

Jean-Francois Béliveau (Executive Vice President, Québec)	Executive Vice President, Québec, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canada

Lana Wood (Executive Vice President, Western Canada)	Executive Vice President, Western Canada, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canada

Evan Di Bella (Senior Vice President, Claims)	Senior Vice President, Claims Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canada

Paul Gardner (Senior Vice President, Ontario & Atlantic Canada)	Senior Vice President, Ontario & Atlantic Canada, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canada

Sarah Bhanji (Chief Actuary)	Chief Actuary, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canada

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Robert S. Weiss (Director)	Independent Business Consultant and Corporate Director, Toronto, Ontario, Canada	Canada

Bryan S. Smith (Director)	Independent Business Consultant and Corporate Director, Toronto, Ontario, Canada	Canada

Robert Gunn (Director)	Independent Business Consultant and Corporate Director, Toronto, Ontario, Canada	Canada

John Varnell (Director)	Vice President, Corporate Development, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

Jennifer Allen (Director)	Vice President and Chief Financial Officer Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800 Toronto, Ontario M5J 2N7	Canada

ANNEX Z

DIRECTORS AND EXECUTIVE OFFICERS OF
ZENITH INSURANCE COMPANY

The following table sets forth certain information with respect to the directors and executive officers of Zenith Insurance Company.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Silvy Wright (President, Chief Executive Officer and Director)	President and Chief Executive Officer, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canada

Craig Pinnock (Director and Chief Financial Officer)	Chief Financial Officer, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canada

Christopher Harness (Chief Information Officer)	Chief Information Officer, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canada

Lambert Morvan (Chief Operating Officer)	Chief Operating Officer, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canada

Lori McDougall (Chief People and Strategy Officer)	Chief People and Strategy Officer, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canada

Jean-Francois Béliveau (Executive Vice President, Québec)	Executive Vice President, Québec, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canada

Lana Wood (Executive Vice President, Western Canada)	Executive Vice President, Western Canada, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canada

Evan Di Bella (Senior Vice President, Claims)	Senior Vice President, Claims Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canada

Paul Gardner (Senior Vice President, Ontario & Atlantic Canada)	Senior Vice President, Ontario & Atlantic Canada, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canada

Sarah Bhanji (Chief Actuary)	Chief Actuary, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canada

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Robert S. Weiss (Director)	Independent Business Consultant and Corporate Director, Toronto, Ontario, Canada	Canada

Bryan S. Smith (Director)	Independent Business Consultant and Corporate Director, Toronto, Ontario, Canada	Canada

Robert Gunn (Director)	Independent Business Consultant and Corporate Director, Toronto, Ontario, Canada	Canada

John Varnell (Director)	Vice President, Corporate Development, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

Jennifer Allen (Director)	Vice President and Chief Financial Officer Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800 Toronto, Ontario M5J 2N7	Canada

ANNEX AA

DIRECTORS AND EXECUTIVE OFFICERS OF

CRC REINSURANCE LIMITED

The following table sets forth certain information with respect to the directors and executive officers of CRC Reinsurance Limited.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Ronald Schokking (Chairman)	Vice President and Treasurer, Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800 Toronto, Ontario, M5J 2N7	Canada

Jean Cloutier (Director)	Vice President, International Operations Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800 Toronto, Ontario, M5J 2N7	Canada

Sammy S.Y. Chan (Vice President)	Vice President, Fairfax Asia Limited Room 4111, 41st Floor Hopewell Centre, No. 183 Queen’s Road East, Wanchai, Hong Kong	Hong Kong

Paul Mulvin (Vice President)	Vice President, ffh Management Services First Floor 25-28 Adelaide Road Dublin 2 Ireland	Ireland

Lisl Lewis (Director)	Director, Wentworth Insurance Company Ltd. Pine Commercial Centre #12 Pine Commercial The Pine, St. Michael Barbados BB11103	Barbados

Alistair Dent (Director)	Director, Wentworth Insurance Company Ltd. Pine Commercial Centre #12 Pine Commercial The Pine, St. Michael Barbados BB11103	British

William Peter Douglas (Director)	Director, Wentworth Insurance Company Ltd. Pine Commercial Centre #12 Pine Commercial The Pine, St. Michael Barbados BB11103	Barbados

Niall Tully (Vice President & Chief Financial Officer)	Vice President and Chief Financial Officer, ffh Management Services First Floor 25-28 Adelaide Road Dublin 2 Ireland	Ireland

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Janice Burke (Vice President and General Manager)	Vice President and General Manager, Wentworth Insurance Company Ltd. Pine Commercial Centre #12 Pine Commercial The Pine, St. Michael Barbados BB11103	United States

Paula Alleyne (Senior Manager, Treasury & Financial Reporting)	Senior Manager Treasury & Financial Reporting, Wentworth Insurance Company Ltd. Pine Commercial Centre #12 Pine Commercial The Pine, St. Michael Barbados BB11103	Barbados

ANNEX BB

DIRECTORS AND EXECUTIVE OFFICERS OF

1102952 B.C. UNLIMITED LIABILITY COMPANY

The following table sets forth certain information with respect to the directors and executive officers of 1102952 B.C. Unlimited Liability Company.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

John Varnell (Director)	Vice President, Corporate Development, Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800 Toronto, Ontario M5J 2N7	Canada

ANNEX CC

DIRECTORS AND EXECUTIVE OFFICERS OF

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD

The following table sets forth certain information with respect to the directors and executive officers of Allied World Assurance Company Holdings, Ltd.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Louis Iglesias (Chairman of the Board of Directors, President & Chief Executive Officer and Director)	Chairman of the Board of Directors and President & Chief Executive Officer Allied World Assurance Company Holdings, Ltd 199 Water Street, 26th Floor New York, NY 10038	United States

Michael McCrimmon (Director and Vice Chairman)	Director and Vice Chairman Allied World Assurance Company Holdings I, Ltd 27 Richmond Road Pembroke HM 08 Bermuda	Canada

Scott Hunter (Director)	Retired	Bermuda

Graham Collis (Director)	Partner Conyers Dill & Pearman Limited Clarendon House 2 Church Street, Hamilton HM 11 Bermuda	Bermuda

Jean Cloutier (Director)	Vice President, International Operations, Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800 Toronto, Ontario M5J 2N7	Canada

ANNEX DD

DIRECTORS AND EXECUTIVE OFFICERS OF

ALLIED WORLD ASSURANCE COMPANY HOLDINGS I, LTD

The following table sets forth certain information with respect to the directors and executive officers of Allied World Assurance Company Holdings I, Ltd.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Louis Iglesias (Director)	Chairman of the Board of Directors and President & Chief Executive Officer Allied World Assurance Company Holdings, Ltd 199 Water Street, 26th Floor New York, NY 10038	United States

Wesley Dupont (Director)	Chief Operating Officer Allied World Assurance Company Holdings, Ltd 199 Water Street, 26th Floor New York, NY 10038	United States

Michael McCrimmon (Director and Vice Chairman)	Director and Vice Chairman Allied World Assurance Company Holdings I, Ltd 27 Richmond Road Pembroke HM 08 Bermuda	Canada

Colm Singleton (Head of Bermuda Office; Executive Vice President, Head of Bermuda and Global Markets Claims Group)	Head of Bermuda Office; Executive Vice President, Head of Bermuda and Global Markets Claims Group Allied World Assurance Company Holdings I, Ltd 27 Richmond Road Pembroke HM 08 Bermuda	Bermuda

ANNEX EE

DIRECTORS AND EXECUTIVE OFFICERS OF

ALLIED WORLD ASSURANCE COMPANY, LTD

The following table sets forth certain information with respect to the directors and executive officers of Allied World Assurance Company, Ltd.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Louis Iglesias (Director)	Chairman of the Board of Directors and President & Chief Executive Officer Allied World Assurance Company Holdings, Ltd 199 Water Street, 26th Floor New York, NY 10038	United States

Wesley Dupont (Director)	Chief Operating Officer Allied World Assurance Company Holdings, Ltd 199 Water Street, 26th Floor New York, NY 10038	United States

John Bender (Director)	CEO, Global Reinsurance Allied World Assurance Company Holdings, Ltd 199 Water Street, 26th Floor New York, NY 10038	United States

Michael McCrimmon (Director and Vice Chairman)	Director and Vice Chairman Allied World Assurance Company Holdings I, Ltd 27 Richmond Road Pembroke HM 08 Bermuda	Canada

Colm Singleton (Head of Bermuda Office; Executive Vice President, Head of Bermuda and Global Markets Claims Group)	Head of Bermuda Office; Executive Vice President, Head of Bermuda and Global Markets Claims Group Allied World Assurance Company Holdings I, Ltd 27 Richmond Road Pembroke HM 08 Bermuda	Bermuda

ANNEX FF

DIRECTORS AND EXECUTIVE OFFICERS OF

ALLIED WORLD ASSURANCE HOLDINGS (IRELAND) LTD

The following table sets forth certain information with respect to the directors and executive officers of Allied World Assurance Holdings (Ireland) Ltd.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Wesley Dupont (Director)	Chief Operating Officer Allied World Assurance Company Holdings, Ltd 199 Water Street, 26th Floor New York, NY 10038	United States

Jim O’Mahoney (Director)	Retired	Ireland

Sean Hehir (Director)	Retired	Ireland

Lee Dwyer (Director and President)	Director and President Allied World Assurance Holdings (Ireland) Ltd 3rd Floor, Georges Quay Plaza Georges Quay Dublin 2 Ireland	United Kingdom

ANNEX GG

DIRECTORS AND EXECUTIVE OFFICERS OF

ALLIED WORLD ASSURANCE HOLDINGS (U.S.) INC.

The following table sets forth certain information with respect to the directors and executive officers of Allied World Assurance Holdings (U.S.) Inc.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Louis Iglesias (Director and President & Chief Executive Officer)	Chairman of the Board of Directors and President & Chief Executive Officer Allied World Assurance Company Holdings, Ltd 199 Water Street, 26th Floor New York, NY 10038	United States

John Bender (Director and CEO, Global Reinsurance)	CEO, Global Reinsurance Allied World Assurance Company Holdings, Ltd 199 Water Street, 26th Floor New York, NY 10038	United States

Wesley Dupont (Director and Chief Operating Officer)	Chief Operating Officer Allied World Assurance Company Holdings, Ltd 199 Water Street, 26th Floor New York, NY 10038	United States

ANNEX HH

DIRECTORS AND EXECUTIVE OFFICERS OF

ALLIED WORLD INSURANCE COMPANY

The following table sets forth certain information with respect to the directors and executive officers of Allied World Insurance Company.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Louis Iglesias (Director and President & Chief Executive Officer)	Chairman of the Board of Directors and President & Chief Executive Officer Allied World Assurance Company Holdings, Ltd 199 Water Street, 26th Floor New York, NY 10038	United States

John Bender (Director and CEO, Global Reinsurance)	CEO, Global Reinsurance Allied World Assurance Company Holdings, Ltd 199 Water Street, 26th Floor New York, NY 10038	United States

Wesley Dupont (Director)	Chief Operating Officer Allied World Assurance Company Holdings, Ltd 199 Water Street, 26th Floor New York, NY 10038	United States

Robert Bowden (Executive Vice President, Global Insurance)	Executive Vice President, Global Insurance Allied World Insurance Company 550 Hope Street, Suite 1825 Los Angeles, CA 90071	United States

ANNEX II

DIRECTORS AND EXECUTIVE OFFICERS OF
AW UNDERWRITERS INC.

The following table sets forth certain information with respect to the directors and executive officers of AW Underwriters Inc.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Louis Iglesias (Director and President & Chief Executive Officer)	Chairman of the Board of Directors and President & Chief Executive Officer Allied World Assurance Company Holdings, Ltd 199 Water Street, 26th Floor New York, NY 10038	United States

John Bender (Director)	CEO, Global Reinsurance Allied World Assurance Company Holdings, Ltd 199 Water Street, 26th Floor New York, NY 10038	United States

Wesley Dupont (Director)	Chief Operating Officer Allied World Assurance Company Holdings, Ltd 199 Water Street, 26th Floor New York, NY 10038	United States

Robert Bowden (Executive Vice President, Global Insurance)	Executive Vice President, Global Insurance Allied World Insurance Company 550 Hope Street, Suite 1825 Los Angeles, CA 90071	United States

ANNEX JJ

DIRECTORS AND EXECUTIVE OFFICERS OF
ALLIED WORLD SPECIALTY INSURANCE COMPANY

The following table sets forth certain information with respect to the directors and executive officers of Allied World Specialty Insurance Company.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Louis Iglesias (Director and President & Chief Executive Officer)	Chairman of the Board of Directors and President & Chief Executive Officer Allied World Assurance Company Holdings, Ltd 199 Water Street, 26th Floor New York, NY 10038	United States

John Bender (Director)	CEO, Global Reinsurance Allied World Assurance Company Holdings, Ltd 199 Water Street, 26th Floor New York, NY 10038	United States

Wesley Dupont (Director)	Chief Operating Officer Allied World Assurance Company Holdings, Ltd 199 Water Street, 26th Floor New York, NY 10038	United States

Robert Bowden (Executive Vice President, Global Insurance)	Executive Vice President, Global Insurance Allied World Insurance Company 550 Hope Street, Suite 1825 Los Angeles, CA 90071	United States

ANNEX KK

DIRECTORS AND EXECUTIVE OFFICERS OF

NEWLINE HOLDINGS UK LIMITED

The following table sets forth certain information with respect to the directors and executive officers of Newline Holdings UK Limited.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Jan Christiansen (Director)	Executive Vice President and Chief Financial Officer, Odyssey Group Holdings, Inc. 300 First Stamford Place Stamford, Connecticut 06902	Denmark

Robert B. Kastner (Director)	Head of Claims, Newline Underwriting Management Limited Corn Exchange 55 Mark Lane London EC3R 7NE England	United Kingdom

Henry James Louis Withinshaw (Director and Company Secretary)	Chief Operating Officer, Newline Underwriting Management Limited Corn Exchange 55 Mark Lane London EC3R 7NE England	United Kingdom

Michael G. Wacek (Director)	Executive Vice President and Chief Risk Officer, Odyssey Group Holdings, Inc. 300 First Stamford Place Stamford, Connecticut 06902	United States

ANNEX LL

DIRECTORS AND EXECUTIVE OFFICERS OF

NEWLINE CORPORATE NAME LIMITED

The following table sets forth certain information with respect to the directors and executive officers of Newline Corporate Name Limited.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Michael G. Wacek (Director)	Executive Vice President and Chief Risk Officer, Odyssey Group Holdings, Inc. 300 First Stamford Place Stamford, Connecticut 06902	United States

Jan Christiansen (Director)	Executive Vice President and Chief Financial Officer, Odyssey Group Holdings, Inc. 300 First Stamford Place Stamford, Connecticut 06902	Denmark

Robert B. Kastner (Director)	Head of Claims, Newline Underwriting Management Limited Corn Exchange 55 Mark Lane London EC3R 7NE England	United Kingdom

Henry Withinshaw (Director and Company Secretary)	Chief Operating Officer, Newline Underwriting Management Limited Corn Exchange 55 Mark Lane London EC3R 7NE England	United Kingdom

ANNEX MM

DIRECTORS AND EXECUTIVE OFFICERS OF

NEWLINE INSURANCE COMPANY LIMITED

The following table sets forth certain information with respect to the directors and executive officers of Newline Insurance Company Limited.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Jan Christiansen (Non-Executive Director)	Executive Vice President and Chief Financial Officer, Odyssey Group Holdings, Inc. 300 First Stamford Place Stamford, Connecticut 06902	Denmark

Robert B. Kastner (Director)	Director and Head of Claims, Newline Underwriting Management Limited Corn Exchange, 55 Mark Lane, London EC3R 7NE United Kingdom	United Kingdom

Neil David Duncan (Director)	Chief Actuary and Chief Risk Officer, Newline Underwriting Management Limited Corn Exchange, 55 Mark Lane, London EC3R 7NE United Kingdom	United Kingdom

Sonny Kapur (Director)	Chief Financial Officer, Newline Underwriting Management Limited Corn Exchange, 55 Mark Lane, London EC3R 7NE United Kingdom	United Kingdom

Carl Anthony Overy (Director)	Chief Executive Officer, Newline Underwriting Management Limited Corn Exchange, 55 Mark Lane, London EC3R 7NE United Kingdom	United Kingdom

William Erskine Beveridge (Director)	Chief Underwriting Officer, Newline Underwriting Management Limited Corn Exchange, 55 Mark Lane, London EC3R 7NE United Kingdom	United Kingdom

Rosemary Frances Beaver (Non-Executive Director)	Independent Non-Executive Director, Newline Underwriting Management Limited Corn Exchange, 55 Mark Lane, London EC3R 7NE United Kingdom	United Kingdom

Alane Robinson Carey (Non-Executive Director)	Executive Vice President, Odyssey Group Holdings, Inc. 300 First Stamford Place Stamford, Connecticut 06902	United States

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Matthew Scales (Independent Non-Executive Director)	Independent Non-Executive Director, Newline Underwriting Management Limited Corn Exchange, 55 Mark Lane, London EC3R 7NE United Kingdom	United Kingdom

Michael G. Wacek (Non-Executive Director)	Executive Vice President and Chief Risk Officer, Odyssey Group Holdings, Inc. 300 First Stamford Place Stamford, Connecticut 06902	United States

ANNEX NN

DIRECTORS AND EXECUTIVE OFFICERS OF
BRIT LIMITED

The following table sets forth certain information with respect to the directors and executive officers of Brit Limited.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Matthew Wilson (Group Chief Executive Officer and Director)	Group Chief Executive Officer, Brit Limited The Leadenhall Building, 122 Leadenhall Street London EC3V 4AB United Kingdom	United Kingdom

Mark Allan (Chief Financial Officer and Director)	Chief Financial Officer, Brit Limited The Leadenhall Building, 122 Leadenhall Street London EC3V 4AB United Kingdom	United Kingdom

Andrew Barnard (Director)	President and Chief Operating Officer, Fairfax Insurance Group 100 William Street, 5th Floor New York, New York 10038	United States

Gordon Campbell (Director)	Senior Independent Non-Executive Director The Leadenhall Building, 122 Leadenhall Street London EC3V 4AB United Kingdom	Canada

Andrea Welsch (Director)	Independent Non-Executive Director The Leadenhall Building, 122 Leadenhall Street London EC3V 4AB United Kingdom	United Kingdom

ANNEX OO

DIRECTORS AND EXECUTIVE OFFICERS OF
BRIT INSURANCE HOLDINGS LIMITED

The following table sets forth certain information with respect to the directors and executive officers of Brit Insurance Holdings Limited.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Christopher Denton (Director)	Group Head of Financial Strategy, Brit Limited The Leadenhall Building, 122 Leadenhall Street London EC3V 4AB United Kingdom	United Kingdom

Stuart Dawes (Director)	Head of Group Financial Performance, Brit Limited The Leadenhall Building, 122 Leadenhall Street London EC3V 4AB United Kingdom	United Kingdom

Antony Usher (Director)	Group Financial Controller, Brit Insurance Holdings Limited The Leadenhall Building, 122 Leadenhall Street London EC3V 4AB United Kingdom	United Kingdom

Mark Allan (Director)	Chief Financial Officer, Brit Limited The Leadenhall Building, 122 Leadenhall Street London EC3V 4AB United Kingdom	United Kingdom

ANNEX PP

DIRECTORS AND EXECUTIVE OFFICERS OF
BRIT UW LIMITED

The following table sets forth certain information with respect to the directors and executive officers of Brit UW Limited.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Matthew Wilson (Group Chief Executive Officer and Director)	Group Chief Executive Officer, Brit Limited The Leadenhall Building, 122 Leadenhall Street London EC3V 4AB United Kingdom	United Kingdom

Antony Usher (Director)	Group Financial Controller, Brit Insurance Holdings Limited The Leadenhall Building, 122 Leadenhall Street London EC3V 4AB United Kingdom	United Kingdom

Stuart Dawes (Director)	Head of Group Financial Performance, Brit Limited The Leadenhall Building, 122 Leadenhall Street London EC3V 4AB United Kingdom	United Kingdom

Mark Allan (Director)	Chief Financial Officer, Brit Limited The Leadenhall Building, 122 Leadenhall Street London EC3V 4AB United Kingdom	United Kingdom

ANNEX QQ

DIRECTORS AND EXECUTIVE OFFICERS OF
BRIT REINSURANCE (BERMUDA) LIMITED

The following table sets forth certain information with respect to the directors and executive officers of Brit UW Limited.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Mark Allan (Director)	Chief Financial Officer, Brit Limited The Leadenhall Building, 122 Leadenhall Street London EC3V 4AB United Kingdom	United Kingdom

Joseph Bonanno (Director)	Underwriting Director Chesney House, The Waterfront, 96 Pitts Bay Road, Pembroke, HM 08, Bermuda	United States

Karl Grieves (Director)	Finance Director Chesney House, The Waterfront, 96 Pitts Bay Road, Pembroke, HM 08, Bermuda	United Kingdom

Jay Nichols (Director)	Independent Non-Executive Chesney House, The Waterfront, 96 Pitts Bay Road, Pembroke, HM 08, Bermuda	United States

Graham Pewter (Director)	Independent Non-Executive Chesney House, The Waterfront, 96 Pitts Bay Road, Pembroke, HM 08, Bermuda	United Kingdom

Alan Waring (Director)	Independent Non-Executive Chesney House, The Waterfront, 96 Pitts Bay Road, Pembroke, HM 08, Bermuda	Bermuda

Exhibit Index

Exhibit No.	Description

Ex. 10:

Joint filing agreement dated as of September 2, 2020 among V. Prem Watsa, The Second 810 Holdco Ltd., The Second 1109 Holdco Ltd., The Sixty Two Investment Company Limited, 12002574 Canada Inc., Fairfax Financial Holdings Limited, FFHL Group Ltd., Riverstone (Barbados) Ltd., TIG Insurance (Barbados) Limited, RiverStone Holdings Limited, RiverStone Insurance (UK) Limited, Fairfax (US) Inc., Resolution Group Reinsurance (Barbados) Limited, Odyssey US Holdings Inc., Odyssey Group Holdings, Inc., Odyssey Reinsurance Company, Hudson Insurance Company, Greystone Insurance Company, Crum & Forster Holdings Corp., United States Fire Insurance Company, The North River Insurance Company, Connemara Reinsurance Company Ltd., Northbridge Financial Corporation, Federated Insurance Company of Canada, Northbridge General Insurance Corporation, Verassure Insurance Company, Zenith Insurance Company, CRC Reinsurance Limited, 1102952 B.C. Unlimited Liability Company, Allied World Assurance Company Holdings, Ltd, Allied World Assurance Company Holdings I, Ltd, Allied World Assurance Company, Ltd, Allied World Assurance Holdings (Ireland) Ltd, Allied World Assurance Holdings (U.S.) Inc., Allied World Insurance Company, AW Underwriters Inc., Allied World Specialty Insurance Company, Newline Holdings UK Limited, Newline Corporate Name Limited, Newline Insurance Company Limited, Brit Limited, Brit Insurance Holdings Limited, Brit UW Limited and Brit Reinsurance (Bermuda) Limited.

Ex.11:

Consent Agreement between BlackBerry Limited and Hamblin Watsa Investment Counsel Ltd. (incorporated by reference to Exhibit 99.2 attached to the Form 8-K filed by BlackBerry Limited on August 24, 2020).

Ex. 12:

Subscription Agreement between BlackBerry Limited, Fairfax Financial Holdings Limited and the other purchasers named therein (incorporated by reference to Exhibit 10.1 attached to the Form 8-K filed by BlackBerry Limited on September 2, 2020).

Ex.13:	Power of attorney, dated March 9, 2020.